The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182258-02

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 21, 2012)

$

    % Senior Secured Notes due 20

Union Electric Company, doing business as Ameren Missouri, is offering $         principal amount of its     % Senior Secured Notes due 20    , referred to in this prospectus supplement as the “senior secured notes.” The senior secured notes will mature on                     , 20    . We will pay interest on the senior secured notes on              and              of each year. The first such payment will be made on                     , 2013. The senior secured notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may at any time and from time to time redeem all or a portion of the senior secured notes at the redemption price set forth in this prospectus supplement under “Description of Senior Secured Notes—Redemption.”

The senior secured notes will be secured by a series of our first mortgage bonds, referred to as the “senior note mortgage bonds,” issued and delivered by us to the trustee under the senior secured indenture. Accordingly, the senior secured notes will be secured ratably with our first mortgage bonds in the collateral pledged to secure such bonds.

Investing in our senior secured notes involves risks. See “Risk Factors” on page S-2 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Offering Price(1)		Discounts and Commissions to Underwriters		Proceeds, Before Expenses, to Ameren Missouri
Per senior secured note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from September , 2012 if settlement occurs after that date.

The underwriters expect to deliver the senior secured notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about September     , 2012.

Joint Book-Running Managers

Barclays	BNP PARIBAS	BofA Merrill Lynch	Mitsubishi UFJ Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Credit Suisse	Fifth Third Securities, Inc.

KeyBanc Capital Markets	Morgan Stanley	PNC Capital Markets LLC

US Bancorp		The Williams Capital Group, L.P.

September     , 2012

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from Ameren Missouri or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the senior secured notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus supplement, “Ameren Missouri,” “we,” “us” and “our” refer to Union Electric Company, doing business as Ameren Missouri, and, unless the context otherwise indicates, do not include our subsidiaries, if any.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the senior secured notes we are offering and the related senior note mortgage bonds securing the senior secured notes. The second part, the base prospectus, gives more general information, some of which may not apply to the senior secured notes we are offering in this prospectus supplement. See “Description of Senior Secured Debt Securities” and “Description of First Mortgage Bonds and Mortgage Indenture” in the accompanying prospectus. In the event that information in this prospectus supplement is inconsistent with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of the registration statement that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in the accompanying prospectus, including the senior secured notes, up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the senior secured notes and this offering.

UNION ELECTRIC COMPANY

General

Union Electric Company, doing business as Ameren Missouri, is a subsidiary of Ameren Corporation (“Ameren”), a public utility holding company for Ameren Missouri, Ameren Illinois Company, doing business as Ameren Illinois, and various non-rate-regulated subsidiaries. Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, administered by the Federal Energy Regulatory Commission. Ameren Missouri was incorporated in Missouri in 1922 and is successor to a number of companies, the oldest of which was organized in 1881. It is the largest electric utility in the state of Missouri. It supplies electric and natural gas service to a 24,000-square-mile area in central and eastern Missouri. This area has an estimated population of 2.9 million and includes the Greater St. Louis area. As of December 31, 2011, Ameren Missouri supplied electric service to 1.2 million customers and natural gas service to 127,000 customers.

Tender Offer

On August 20, 2012, we commenced a cash tender offer, which we refer to as the “tender offer,” to repurchase our outstanding 6.00% Senior Secured Notes due 2018 (the “6.00% Notes”), 6.70% Senior Secured Notes due 2019 (the “6.70% Notes”), 5.10% Senior Secured Notes due 2018 (the “2018 5.10% Notes”) and 5.10% Senior Secured Notes due 2019 (the “2019 5.10% Notes”) for an aggregate purchase price (including principal and premium) of up to $377,000,000 as a means to reduce the average weighted interest rate, and enhance the maturity profile, of our outstanding indebtedness. We expect to use the net proceeds from this offering, together with other available cash, to provide the total amount of funds required to complete the tender offer, including the payment of interest on the debt securities purchased thereunder and all related fees and expenses, as well as to refinance $173,000,000 principal amount of our 5.25% senior secured notes that matured on September 1, 2012.

The early tender date and the withdrawal deadline for the tender offer was at 5:00 p.m., New York City time, on September 5, 2012. As of such time, approximately $71.5 million in aggregate principal amount of the 6.00% Notes, approximately $120.7 million in aggregate principal amount of the 6.70% Notes, approximately $1.3 million in aggregate principal amount of the 2018 5.10% Notes and approximately $55.6 million in aggregate principal amount of the 2019 5.10% Notes had been validly tendered and not validly withdrawn. The tender offer will expire at 12:00 midnight, New York City time, on September 19, 2012, unless extended. The tender offer is not conditioned upon any minimum amount of debt securities being tendered, and, subject to applicable law, we may, in our sole discretion, increase or decrease the aggregate amount of debt securities subject to the tender offer without extending the withdrawal deadline. The tender offer is subject to the satisfaction or waiver of certain conditions, including our completion of this offering (or another debt financing transaction) in a manner that would result in an economic benefit to us in accordance with the Missouri Public Service Commission order authorizing our proposed offering of senior secured debt securities.

The tender offer is being made solely on the terms and subject to the conditions set forth in the offer to purchase, dated August 20, 2012, relating to the tender offer. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all. Barclays Capital Inc., one of the joint book-running managers for this offering, is also acting as the dealer manager in connection with the tender offer. Neither this prospectus supplement nor the accompanying prospectus is an offer to purchase the debt securities subject to the tender offer.

RISK FACTORS

Investing in the senior secured notes involves certain risks. In considering whether to purchase the senior secured notes offered by this prospectus supplement, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the heading “Forward-Looking Statements” below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”), which is incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under “Risk Factors” in the 2011 Form 10-K and in our other filings with the SEC, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of our electric rate case filed in 2012; our fuel adjustment clause prudence review and the related request for an accounting authority order; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•	changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including us;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs;

•

the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	the development of a capacity market within the Midwest Independent Transmission System Operator, Inc. (“MISO”) and the outcomes of MISO’s inaugural capacity auction in 2013;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the extent to which we prevail in our claims against insurers in connection with our Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which we are permitted by our regulators to recover in rates the investments we made in connection with a proposed second unit at our Callaway energy center;

•	impairments of long-lived assets, intangible assets, or goodwill;

•

operation of our Callaway nuclear energy center, including planned and unplanned outages, decommissioning, costs and potential increased costs because of Nuclear Regulatory Commission orders to address nuclear plant readiness as a result of nuclear-related developments in Japan in 2011;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our energy centers or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.

The SEC allows us to “incorporate by reference” the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus supplement (other than any documents, or portions of documents, not deemed to be filed). We incorporate by reference the following documents previously filed with the SEC:

•	the 2011 Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•	our Current Reports on Form 8-K filed on February 3, 2012, April 19, 2012 and April 25, 2012.

We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement until the offering contemplated by this prospectus supplement is completed or terminated.

Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any separately filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.

You may request a free copy of these filings by writing or telephoning us, c/o Ameren Corporation, at the following address:

Union Electric Company

c/o Ameren Corporation

Attention: Secretary’s Department

P.O. Box 66149

St. Louis, Missouri 63166-6149

Telephone: (314) 621-3222

Copies of these filings are also available from Ameren’s website at http://www.ameren.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The information in this section supplements the information in the “Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividend Requirements” section on page 4 of the accompanying prospectus.

Our ratio of earnings to fixed charges for the six months ended June 30, 2012 was 3.15.

CAPITALIZATION

The following table shows our capitalization (including short-term debt) as of June 30, 2012.

	As of June 30, 2012(4)
	Amount	Percent of Total Capitalization
	(in millions)
Short-term debt(1)	$67	1.0%
Long-term debt(2)(3):
Senior secured debt securities, environmental improvement and pollution control revenue bonds, including current maturities	3,641	45.4%
Capital lease obligations	309	3.9%
Total short-term and long-term debt	4,017	50.1%
Preferred stock (not subject to mandatory redemption)	80	1.0%
Common stockholder’s equity	3,921	48.9%

Total capitalization	$8,018	100.0%

(1)	Consists of outstanding borrowings under the Ameren utility money pool agreement between us and certain of our affiliates.
(2)	Includes unamortized debt discount of $5 million.
(3)	Consists of (a) approximately $3.4 billion of senior secured debt securities secured by first mortgage bonds and (b) approximately $251 million environmental improvement and pollution control revenue bonds secured by first mortgage bonds.
(4)	The net proceeds from the sale of the senior secured notes, together with other available cash, will be used to provide the total amount of funds required to complete the tender offer, including the payment of interest on the debt securities purchased thereunder and all related fees and expenses, as well as to refinance $173,000,000 principal amount of our senior secured notes that matured on September 1, 2012 and, as a result, our capitalization will not be materially affected. See “Use of Proceeds.”

USE OF PROCEEDS

We estimate the net proceeds from the sale of the senior secured notes offered by this prospectus supplement (after deducting underwriting discounts and commissions and our other expenses of the offering) will be approximately $         million. We intend to use the net proceeds of this offering, together with other available cash, to provide the total amount of funds required to complete the tender offer, including the payment of interest on the debt securities purchased thereunder and all related fees and expenses. We also expect to use the net proceeds to refinance $173,000,000 principal amount of our senior secured notes that matured on September 1, 2012. Pending such use of the net proceeds, we intend to invest all or a portion of the net proceeds in short-term interest-bearing investments or in the Ameren utility money pool.

DESCRIPTION OF SENIOR SECURED NOTES

The following description of the senior secured notes is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying prospectus under the heading “Description of Senior Secured Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We are issuing $         in principal amount of senior secured notes as a new series of senior debt securities under, and secured by, our senior secured indenture dated as of August 15, 2002, as it may be amended or supplemented, which we refer to collectively as the senior secured indenture, between The Bank of New York Mellon, as trustee, and us. The senior secured notes will mature on                     , 20    . We will pay interest on the senior secured notes on              and              of each year to holders of record on the preceding              and             , respectively. The first interest payment date is                     , 2013.

Interest on the senior secured notes accrues from the date of original issuance at the rate per year set forth on the cover page of this prospectus supplement. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. In the event that the maturity date, any redemption date or any interest payment date is not a business day, the payment of principal, premium, if any, or interest payable on that date will be made on the succeeding day that is a business day, without any interest or other payment in respect of the delay. A business day shall mean any weekday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the trustee under the senior secured indenture is located, are obligated or authorized by law to close.

We may from time to time, without the consent of the existing holders of the senior secured notes, “reopen” this series of senior secured notes which means we can create and issue further senior secured notes having the same terms and conditions (including the same CUSIP number) as the senior secured notes offered by this prospectus supplement in all respects, except for the date of original issuance, the initial interest payment date and the offering price. Additional senior secured notes issued in this manner will be consolidated with, and form a single series with, the previously outstanding senior secured notes.

The senior secured notes will be represented by one or more global securities, in registered form, without coupons, and will be registered in the name of a nominee of The Depository Trust Company (“DTC”). For so long as the senior secured notes are registered in the name of DTC, or its nominee, we will pay the principal, premium, if any, and interest due on the senior secured notes to DTC for payment to its participants for subsequent disbursement to the beneficial owners. See “—Global Securities and Book-Entry System.”

Redemption

All or a portion of the senior secured notes may be redeemed at our option at any time or from time to time. The redemption price for the senior secured notes to be redeemed on any redemption date prior to                     , 20     (     months prior to the maturity of the senior secured notes) will be equal to the greater of the following amounts:

•	100% of the principal amount of the senior secured notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the senior secured notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus          basis points, as determined by a Reference Treasury Dealer (as defined below) appointed by us for such purpose;

plus, in each case, accrued and unpaid interest thereon to the redemption date. The redemption price for the senior secured notes to be redeemed on any redemption date on or after                     , 20     will be equal to 100% of the principal amount of the senior secured notes being redeemed on the redemption date plus accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on senior secured notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the senior secured notes and the senior secured indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the senior secured notes to be redeemed, and, if less than all senior secured notes are to be redeemed, the particular senior secured notes to be redeemed will be selected by the trustee in such manner as it shall deem appropriate and fair. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior secured notes or portions thereof called for redemption.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee, on or prior to the redemption date, of money sufficient to pay the principal of and premium, if any, and interest on, such senior secured notes and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior secured notes.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the senior secured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior secured notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (A) Barclays Capital Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective affiliates or a dealer selected by Mitsubishi UFJ Securities (USA), Inc., which, in each case, is a primary U.S. Government securities dealer in the United States (each, a “Primary Treasury Dealer”), and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Ranking

The senior secured notes will rank equally as to security with all of our other current and future secured debt that is directly or indirectly secured by the lien of the mortgage indenture, will be effectively senior to our unsecured and unsubordinated debt (with respect to the mortgaged property under the mortgage indenture as defined in the accompanying prospectus under “Description of First Mortgage Bonds and Mortgage Indenture—Priority and Security”) and will rank senior in right of payment to our subordinated debt. As of June 30, 2012, we had approximately $3.6 billion in principal amount of first mortgage bonds outstanding (of which approximately $3.4 billion secured outstanding senior secured debt securities and approximately $251 million secured environmental improvement and pollution control revenue indebtedness), approximately $309 million in principal amount of unsubordinated and unsecured long-term debt outstanding (in the form of capital lease obligations) and $67 million in unsubordinated and unsecured short-term debt outstanding. On September 1, 2012, $173 million principal amount of our 5.25% senior secured notes matured and were retired.

Security

Upon the issuance of the senior secured notes, we will simultaneously issue and deliver to the trustee under the senior secured indenture, as security for the senior secured notes, a series of our first mortgage bonds, which we refer to as the “senior note mortgage bonds.” These senior note mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the senior secured notes. The senior secured notes will be secured ratably with our first mortgage bonds in the collateral pledged to secure such bonds. The senior note mortgage bonds will be issued on the basis of property additions. At June 30, 2012, approximately $2.7 billion principal amount of first mortgage bonds was issuable on the basis of property additions (taking into account the applicable earnings test described in the accompanying prospectus assuming an annual interest rate of 6%) and approximately $89 million principal amount of first mortgage bonds was issuable on the basis of retired bonds.

Payment by us to the trustee under the senior secured indenture of principal of, premium, if any, and interest on the senior note mortgage bonds will be applied by the trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on the senior secured notes. As provided in the mortgage indenture, our obligations to make payments with respect to the principal of, premium, if any, and interest on the senior note mortgage bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium, if any, and interest on the senior secured notes shall have been fully or partially paid or there shall have been deposited with the trustee pursuant to the senior secured indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, and interest on the senior secured notes.

Under the senior secured indenture, the release date will be the date that all of our first mortgage bonds issued and outstanding under the mortgage indenture, other than outstanding senior note mortgage bonds (relating to the senior secured notes offered by this prospectus supplement or other series of senior secured debt securities issued under the senior secured indenture) have been retired through payment, redemption or otherwise. However, notwithstanding anything to the contrary contained in the accompanying prospectus under “Description of Senior Secured Debt Securities—Priority and Security; Release Date,” we have agreed that, so long as any of the senior secured notes are outstanding, we will not permit such release date to occur.

Global Securities and Book-Entry System

The senior secured notes will be in book-entry form, will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC. Holders of senior secured notes may elect to hold interests in a global security through DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations which are participants in such systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

We will issue senior secured notes in certificated form, referred to below as the certificated senior secured notes, to DTC for owners of beneficial interests in a global security if:

•

DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a “clearing agency” under the Securities Exchange Act of 1934;

•	we decide in our sole discretion to terminate the use of the book-entry system for the senior secured notes through DTC; or

•	an event of default relating to the senior secured notes occurs.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to interests in the senior secured notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.

Euroclear advises that investors that acquire, hold and transfer interests in the senior secured notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records and Clearstream and Euroclear will credit on their book-entry registration and transfer systems the number of senior secured notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the senior secured notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior secured notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the senior secured notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the senior secured notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy (the “Omnibus Proxy”) to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, premium, if any, and interest on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participants and not of DTC, the trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the trustee, agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global security to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global security to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

Initial settlement for the senior secured notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time.

Because of time-zone differences, credits of the senior secured notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such senior secured notes settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the senior secured notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the senior secured notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The information in this section has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof.

None of the trustee, us, the underwriters or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on the account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Additional Information

See “Description of Senior Secured Debt Securities” and “Description of First Mortgage Bonds and Mortgage Indenture” in the accompanying prospectus for additional important information about the senior secured notes and the related senior note mortgage bonds. That information includes additional information about the terms of the senior secured notes and the related senior note mortgage bonds, including security and the lien of the mortgage indenture, general information about the senior secured indenture, the mortgage indenture and the trustees, a description of certain restrictions and covenants contained in the senior secured indenture and the mortgage indenture, certain reservations of rights to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds and a description of events of default under the senior secured indenture and the mortgage indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the senior secured notes. Unless otherwise stated, this discussion deals only with senior secured notes held as capital assets (generally, assets held for investment) by holders that purchase senior secured notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, persons holding senior secured notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, persons holding senior secured notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents and persons subject to the alternative minimum tax. In addition, this discussion does not address any aspects of state, local, or foreign tax laws. This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly on a retroactive basis. You should consult your own tax advisor as to the particular tax consequences to you of the purchase, ownership and disposition of the senior secured notes, including the application and effect of the U.S. federal, state and local tax laws and foreign tax laws.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a senior secured note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a senior secured note that is a partnership and any partners in such partnership should consult their own tax advisors.

We have determined the likelihood is remote that we will redeem senior secured notes in circumstances in which the redemption amount payable to holders would exceed 100% of the principal amount of the senior secured notes to be redeemed plus accrued and unpaid interest. Our determination regarding such likelihood is not binding on the Internal Revenue Service (the “IRS”). Given our determination, we do not intend to treat the senior secured notes as contingent payment debt instruments for U.S. federal income tax purposes. If the IRS or a court were to take a contrary position, the senior secured notes could be subject to U.S. federal income tax rules governing contingent payment debt instruments, in which case the amount and timing of income inclusions with respect to the senior secured notes and the character of income recognized on a sale, exchange or redemption of a senior secured note, could differ materially and adversely from what is described below. The remainder of this discussion assumes that the senior secured notes will not be subject to the contingent payment debt instrument rules.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a senior secured note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

Taxation of Stated Interest on the Senior Secured Notes

Generally, payments of stated interest on a senior secured note will be includible in your gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with your regular method of tax accounting.

Sale, Exchange, Redemption or Retirement of a Senior Secured Note

You generally will recognize capital gain or loss upon a sale, exchange, redemption or retirement of a senior secured note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a senior secured note is attributable to the payment of accrued interest on the senior secured note, which amount will be treated as a payment of interest) and (ii) your adjusted tax basis in the senior secured note. The gain or loss will be long-term capital gain or loss if the senior secured note has been held for more than one year at the time of the sale, exchange or retirement. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder’s initial basis in a senior secured note generally will be the amount paid for the senior secured note.

Medicare Tax

Beginning in 2013, certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the senior secured notes. Each U.S. holder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the senior secured notes.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and, under certain circumstances, “backup withholding” at the current rate of 28% with respect to certain “reportable payments,” including interest on or principal (and premium, if any) of a senior secured note and the gross proceeds from a disposition of a senior secured note.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Information reporting will generally apply to reportable payments to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of a senior secured note other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Subject to the discussion below under “Legislation Relating to Foreign Accounts,” no withholding of U.S. federal income tax will apply to interest paid on a senior secured note to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that that such non-U.S. holder is not a U.S. person (generally by providing a properly executed IRS Form W-8BEN).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the senior secured notes (including payments in respect of original issue discount, if any, on the senior secured notes) made to a non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in the conduct of a trade or business in the United States (or, if an applicable U.S. income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (or, if an applicable U.S. income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussion below under “Legislation Relating to Foreign Accounts,” any gain realized on the disposition of a senior secured note generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

The amount of interest paid on the senior secured notes to non-U.S. holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the senior secured notes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the senior secured notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of senior secured notes to or through a U.S. office of any broker, as long as the holder:

•	has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, the non-U.S. holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable U.S. Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of senior secured notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of senior secured notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

    Legislation Relating to Foreign Accounts

Recently enacted legislation generally imposes a withholding tax of 30% on interest income paid on a debt obligation and on the gross proceeds of a disposition of a debt obligation paid after December 31, 2012, to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder of senior secured notes might be eligible for a refund or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. The IRS has since released transitional guidance indicating that it will not apply this new withholding tax (i) to interest income on a debt obligation that is paid on or before December 31, 2013, or (ii) to gross proceeds of a disposition of a debt obligation paid on or before December 31, 2014. This legislation generally does not apply to a debt obligation outstanding on March 18, 2012, (a “grandfathered obligation”) unless such debt obligation undergoes a “significant modification” (within the meaning of section 1.1001-3 of the U.S. Treasury regulations) after such date. Under newly released proposed U.S. Treasury regulations, the aforementioned March 18, 2012, date for grandfathered obligations is extended until January 1, 2013; however, these regulations are currently only in proposed form and have yet to be finalized. Holders are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the senior secured notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of senior secured notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

General

Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, between us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the principal amount of senior secured notes set forth opposite its name below.

Underwriter	Principal Amount
Barclays Capital Inc.	$
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Total	$

The obligations of the underwriters, including their agreement to purchase senior secured notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the senior secured notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of senior secured notes may be terminated.

The underwriters have advised us that they propose to initially offer the senior secured notes to the public at the offering price appearing on the cover page of this prospectus supplement and may also offer the senior secured notes to dealers at a price that represents a concession not in excess of     % of the principal amount of the senior secured notes. Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of     % of the principal amount of the senior secured notes. After the initial offering of the senior secured notes, the underwriters may from time to time vary the offering price and other selling terms. The offering of the senior secured notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

New Issue

The senior secured notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior secured notes on any national securities exchange. The underwriters have advised us that they intend to make a market in the senior secured notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the senior secured notes or that a public trading market for the senior secured notes will develop.

Price Stabilization and Short Positions

In connection with the offering of the senior secured notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior secured notes. Specifically, the underwriters may overallot in connection with the offering of the senior secured notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the senior secured notes in the open market to cover short positions or to stabilize the price of the senior secured notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the senior secured notes in the offering, if the underwriters repurchase previously distributed senior secured notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the senior secured notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Expenses and Indemnification

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

European Union

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), and with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public, as defined below, of senior secured notes may not be made in that Relevant Member State, except that an offer to the public in the Relevant Member State of any senior secured notes may, with effect from and including the Relevant Implementation Date, be made in that Relevant Member State:

•	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

•	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of senior secured notes referred to in (a) to (c) above shall require the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any senior secured notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior secured notes to be offered so as to enable an investor to decide to purchase or subscribe to purchase the senior secured notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriters have informed us that they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by them in connection with the issue or sale of the senior secured notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the senior secured notes in, from or otherwise involving the United Kingdom.

Relationships

In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Affiliates of certain of the underwriters are lenders under our existing revolving credit facility, and Barclays Capital Inc., one of the joint book-running managers for this offering, is acting as the dealer manager in connection with the tender offer. Certain of the underwriters and their affiliates may own a portion of our debt securities subject to the tender offer, and may, therefore, receive a portion of the net proceeds from this offering. BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of the trustee under both our senior secured indenture and our mortgage indenture.

LEGAL MATTERS

The validity of the senior secured notes will be passed upon for us by Morgan, Lewis & Bockius, LLP, New York, New York. Certain legal matters will be passed upon for us by Gregory L. Nelson, Esq., our Senior Vice President, General Counsel and Secretary. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP represents us from time to time in connection with various matters. All matters pertaining to our incorporation and all other matters of Missouri law relating to us will be passed upon only by Mr. Nelson. As to all matters based on the law of the State of Missouri, Morgan, Lewis & Bockius LLP will rely on the opinion of Mr. Nelson. As to all matters based on the law of the State of New York, Mr. Nelson will rely on the opinion of Morgan, Lewis & Bockius LLP.

PROSPECTUS

UNION ELECTRIC COMPANY

doing business as Ameren Missouri

Senior Secured Debt Securities

First Mortgage Bonds

Senior Unsecured Debt Securities

Preferred Stock

Union Electric Company, doing business as Ameren Missouri, may offer any of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Unless otherwise indicated in the related prospectus supplement, the securities described in this prospectus will not be listed on a national securities exchange.

Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities. See “Plan of Distribution.”

The date of this prospectus is June 21, 2012.

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UNION ELECTRIC COMPANY

Union Electric Company, doing business as Ameren Missouri, is a subsidiary of Ameren Corporation (“Ameren”), a public utility holding company for Ameren Missouri, Ameren Illinois Company and various non-rate-regulated subsidiaries. Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, administered by the Federal Energy Regulatory Commission. Ameren Missouri was incorporated in Missouri in 1922 and is a successor to a number of companies, the oldest of which was organized in 1881. Ameren Missouri operates a rate-regulated electric generation, transmission and distribution business, and a rate-regulated natural gas transmission and distribution business in Missouri. Ameren Missouri is the largest electric utility in the state of Missouri and supplies electric and natural gas service to a 24,000-square-mile area in central and eastern Missouri. This area has an estimated population of 2.9 million and includes the Greater St. Louis area. As of December 31, 2011, Ameren Missouri supplied electric service to 1.2 million customers and natural gas service to 127,000 customers.

In this prospectus, “Ameren Missouri,” “we,” “us” and “our” refer to Union Electric Company and, unless the context otherwise indicates, do not include our subsidiaries, if any.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.

The SEC allows us to “incorporate by reference” the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus (other than any documents, or portions of documents, not deemed to be filed). We incorporate by reference the following documents previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

•	our Current Reports on Form 8-K filed on February 3, 2012, April 19, 2012 and April 25, 2012.

We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the offerings contemplated by this prospectus are completed or terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

You may request a free copy of these filings by writing or telephoning us, c/o Ameren Corporation, at the following address:

Union Electric Company

c/o Ameren Corporation

Attention: Secretary’s Department

P.O. Box 66149

St. Louis, Missouri 63166-6149

Telephone: (314) 621-3222

Copies of these filings are also available from Ameren’s website at http://www.ameren.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or in any written communication from us specifying the final terms of a particular offering of securities. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the filing date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell, at any time and from time to time, in one or more offerings, any of the securities described in this prospectus. We may offer any of the following securities: senior secured debt securities, first mortgage bonds, senior unsecured debt securities and preferred stock (collectively, the “securities”).

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we have filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus, the registration statement of which this prospectus is a part and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. There may be additional risks and uncertainties (either currently unknown or not currently believed to be material) that could adversely affect the results of our operations, financial position and liquidity. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the particular securities and your investment therein.

RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to fixed charges is computed by dividing our earnings from continuing operations by our fixed charges before income taxes. Our ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing our earnings from continuing operations by our fixed charges and preferred stock dividend requirements.

For the purposes of both these computations:

•	earnings consist of net income from continuing operations, excluding income from equity investee, plus fixed charges and income taxes;

•	fixed charges consist of interest on short-term and long-term debt, net of amortization of debt discount, premium and expenses, and estimated interest costs within rental expense; and

•	preferred stock dividends are computed by dividing the preferred dividend requirement by 100% minus the effective income tax rate.

Our ratios of earnings to fixed charges for the five years ended December 31, 2011 and the three months ended March 31, 2012 were as follows:

	Year Ended December 31,						Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	3.01	2.73	2.53	3.34	2.90	(1)	1.57

(1)	During 2011, we recorded a loss from regulatory disallowance of $89 million. See Note 17—Goodwill, Impairment and Other Charges under Part II, Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Form 10-K”), which is incorporated by reference in this prospectus, for additional information.

Our ratios of earnings to combined fixed charges and preferred stock dividend requirements for the five years ended December 31, 2011 and the three months ended March 31, 2012 were as follows:

	Year Ended December 31,						Three Months Ended March 31, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to combined fixed charges and preferred stock dividend requirements	2.90	2.62	2.45	3.24	2.84	(1)	1.53

(1)	During 2011, we recorded a loss from regulatory disallowance of $89 million. See Note 17—Goodwill, Impairment and Other Charges under Part II, Item 8 in our 2011 Form 10-K, which is incorporated by reference in this prospectus, for additional information.

USE OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of the offered securities:

•	to finance our ongoing construction and maintenance programs;

•	to redeem, repurchase, repay or retire outstanding indebtedness and preferred stock; and

•	for other general corporate purposes.

The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

DESCRIPTION OF SENIOR SECURED DEBT SECURITIES

General

The senior secured debt securities will be issued under, and secured by, our senior secured indenture dated as of August 15, 2002, as amended and supplemented, which we refer to collectively as the “senior secured indenture,” between The Bank of New York Mellon, as senior secured trustee, and us. The senior secured indenture and the form of supplemental indenture or other instrument establishing the senior secured debt securities of a particular series are exhibits to, or will be subsequently incorporated by reference into, the registration statement of which this prospectus is a part. The senior secured indenture has been qualified under the Trust Indenture Act of 1939. The senior secured debt securities of all series that may be issued under the senior secured indenture are referred to under this caption as “senior secured debt securities.” The following summaries of certain provisions of the senior secured indenture do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the senior secured indenture and the senior secured debt securities.

Priority and Security; Release Date

Until the release date (as defined below), all of the senior secured debt securities outstanding under the senior secured indenture will be secured by one or more series of our first mortgage bonds, which we refer to as the “senior note mortgage bonds,” issued under the mortgage indenture described under “Description of First Mortgage Bonds and Mortgage Indenture” and delivered by us to the senior secured trustee. On the date of original issuance of a series of senior secured debt securities before the release date, we will simultaneously issue and deliver to the senior secured trustee under the senior secured indenture, as security for such senior secured debt securities, a corresponding series of our senior note mortgage bonds. Each series of senior note mortgage bonds will be in the same aggregate principal amount, will have the same stated maturity date and redemption provisions, and if they bear interest, will have the same interest rate and interest payment dates, as the series of such senior secured debt securities to which they relate. These senior note mortgage bonds will secure the related series of senior secured debt securities. Until the release date, the senior secured debt securities will be secured ratably with our first mortgage bonds in the collateral pledged to secure such bonds.

When we pay the principal of, premium, if any, and interest on the senior secured debt securities, senior note mortgage bonds of the related series in a principal amount equal to the principal amount of such senior secured debt securities so paid will be deemed fully paid and our obligation to make such payment shall be discharged. Any payment of principal of, premium, if any, and interest on each series of senior note mortgage bonds will generally be applied by the senior secured trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on the related series of senior secured debt securities.

The release date will be the date that all of our first mortgage bonds issued and outstanding under the mortgage indenture, other than the senior note mortgage bonds, have been retired—at, before or after the maturity thereof—through payment, redemption or otherwise, including those first mortgage bonds deemed to be paid within the meaning of the mortgage indenture. On the release date, the senior secured trustee will deliver to us for cancellation all the senior note mortgage bonds and, not later than 30 days thereafter, will provide notice to all holders of senior secured debt securities of the occurrence of the release date. As a result, on the release date, the senior note mortgage bonds shall cease to secure the senior secured debt securities, and the senior secured debt securities will become our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding, unless otherwise secured as described in this prospectus or any prospectus supplement.

We have agreed that so long as any of our 8.45% Senior Secured Notes due 2039, 6.70% Senior Secured Notes due 2019 and 6.00% Senior Secured Notes due 2018 are outstanding, we will not optionally redeem, purchase or otherwise retire in full our outstanding first mortgage bonds not subject to release provisions. We have one outstanding series of first mortgage bonds which is not subject to release provisions, a 5.45% series in the principal amount of $44 million due in October 2028 (securing environmental improvement indebtedness) that may be redeemed at any time at a redemption price of 100% of the principal amount. We have four other outstanding series of first mortgage bonds maturing in 2022 and 2033 (securing environmental improvement indebtedness) that will cease to secure such indebtedness on the release date. We have also agreed that so long as any of our 6.40% Senior Secured Notes due 2017 are outstanding, we will not, prior to June 15, 2012, optionally redeem, purchase or otherwise retire in full our outstanding first mortgage bonds not subject to release provisions. We may at any time redeem our 8.45% Senior Secured Notes due 2039, 6.70% Senior Secured Notes due 2019, 6.00% Senior Secured Notes due 2018 or 6.40% Senior Secured Notes due 2017 at a make-whole redemption price.

Until the release date, the senior secured debt securities will rank equally with all of our other current and future secured debt that is directly or indirectly secured by the lien of the mortgage indenture, will be effectively senior to our unsecured and unsubordinated debt (with respect to the mortgaged property under the mortgage indenture as defined below under “Description of First Mortgage Bonds and Mortgage Indenture—Priority and Security”) and will rank senior in right of payment to our subordinated debt.

Each series of senior note mortgage bonds will be a series of our first mortgage bonds, all of which are secured by a lien on the mortgaged property. Upon the payment or cancellation of any outstanding senior secured debt securities, the senior secured trustee shall surrender to us for cancellation an equal principal amount of the related series of senior note mortgage bonds. We have agreed not to permit, at any time prior to the release date, the aggregate principal amount of senior note mortgage bonds held by the senior secured trustee to be less than the aggregate principal amount of senior secured debt securities then outstanding under the senior secured indenture. Prior to the release date, we may continue to issue first mortgage bonds under the mortgage indenture and such first mortgage bonds may not be subject to release provisions. Following the release date, we have agreed to cause the mortgage indenture to be discharged and we have agreed not to issue any additional first mortgage bonds under the mortgage indenture. While we have agreed to be precluded after the release date from issuing additional first mortgage bonds under the mortgage indenture, we have not agreed to be precluded under the senior secured indenture from issuing or assuming other secured or unsecured debt, or incurring liens on our property, except to the extent indicated under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Lease-Back Transactions,” and except as may otherwise be indicated in the applicable prospectus supplement. The senior secured debt securities can become secured by certain of our property from and after the release date as explained below under “—Certain Covenants—Limitation on Liens.”

The senior secured indenture provides that our obligations to compensate the senior secured trustee and reimburse the senior secured trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior secured debt securities upon all property and funds held or collected by the senior secured trustee as such.

Issuance of Additional Senior Secured Debt Securities

The senior secured indenture provides that senior secured debt securities may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the release date, the principal amount of senior secured debt securities that may be issued and outstanding under the senior secured indenture cannot exceed the principal amount of senior note mortgage bonds then held by the senior secured trustee under the senior secured indenture.

Provisions of a Particular Series

The prospectus supplement applicable to each series of senior secured debt securities will specify:

•	the title and any limitation on aggregate principal amount of the senior secured debt securities;

•	the original issue date for the senior secured debt securities and the date on which the senior secured debt securities will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, for the senior secured debt securities, and the date from which interest shall accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest if other than the fifteenth day of the calendar month next preceding each interest payment date;

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the terms, if any, regarding the optional or mandatory redemption of the senior secured debt securities, including redemption date or dates of the senior secured debt securities, if any, and the price or prices applicable to such redemption;

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any period or periods within which, the price or prices at which and the terms and conditions upon which the senior secured debt securities may be repaid, in whole or in part, at the option of the holder thereof;

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if prior to the release date, the designation of the related series of senior note mortgage bonds being delivered to the senior secured trustee in connection with the issuance of the senior secured debt securities; and

•	any other terms of the senior secured debt securities not inconsistent with the senior secured indenture.

Unless otherwise indicated in the applicable prospectus supplement, the senior secured debt securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

There is no requirement under the senior secured indenture that our future issuances of debt securities be issued exclusively under the senior secured indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in the senior secured indenture or applicable to one or more issuances of senior secured debt securities, in connection with future issuances of other debt securities, including as described in this prospectus under “Description of Senior Unsecured Debt Securities.”

The senior secured indenture provides that the senior secured debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may have differing redemption provisions and may bear interest at differing rates. We need not issue all senior secured debt securities of one series at the same time, and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series without the consent of the holders of the senior secured debt securities of that series, for issuances of additional senior secured debt securities of that series.

Unless otherwise provided in the applicable prospectus supplement, there are no provisions in the senior secured indenture or the senior secured debt securities that require us to redeem, or permit the holders to cause a redemption of, the senior secured debt securities or, except for the requirement that existing and additional senior secured debt securities be secured by an equal principal amount of senior note mortgage bonds until a release date occurs as described under “—Priority and Security; Release Date” and “—Issuance of Additional Senior Secured Debt Securities,” that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of senior secured debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a nominee of The Depository Trust Company, as depository, which we refer to as “DTC,” and deposited with, or on behalf of, the depository. Except as set forth under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have senior secured debt securities registered in their names, will not receive or be entitled to receive physical delivery of any senior secured debt securities and will not be considered the registered holders thereof under the senior secured indenture.

Senior secured debt securities of any series will be exchangeable for other senior secured debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, senior secured debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed written instrument of transfer—at the office of the senior secured trustee maintained for such purpose with respect to any series of senior secured debt securities, without service charge but upon payment of any taxes and other governmental charges as described in the senior secured indenture. Such transfer or exchange will be effected upon the senior secured trustee and us being satisfied with the endorsements or instruments of transfer and the identity or authorization of the person making the request. In the case of any senior secured debt securities that have been mutilated, destroyed, lost or stolen, new senior secured debt securities of a like aggregate principal amount and tenor will be issued upon the senior secured trustee and us being satisfied with the evidence of ownership and loss and with the security or indemnity provided.

In the event of any redemption of senior secured debt securities of any series, the senior secured trustee will not be required to exchange or register a transfer of any senior secured debt securities of such series selected, called or being called for redemption except, in the case of any senior secured debt security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

Payments with respect to principal of, premium, if any, and interest on senior secured debt securities issued in the form of global securities will be paid in the manner described below under “Book-Entry System.”

Unless otherwise indicated in the applicable prospectus supplement, interest on senior secured debt securities, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears in the register for the senior secured debt securities maintained by the senior secured trustee; provided, however, a holder of senior secured debt securities of one or more series under the senior secured indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if the senior secured trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest at maturity on, senior secured debt securities in the form of certificated securities will be payable in immediately available funds at the office of the senior secured trustee or at the authorized office of any paying agent upon presentation and surrender of such senior secured debt securities. We may appoint additional paying agents from time to time, including ourselves or our affiliates.

All monies we pay to the senior secured trustee for the payment of principal of, premium, if any, and interest on any senior secured debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, subject to applicable abandoned property laws, and the holder of such senior secured debt security thereafter may look only to us for payment thereof.

In any case where the date on which the principal of, premium, if any, or interest on any senior secured debt security is due or the date fixed for redemption of any senior secured debt security is not a business day (as defined in the senior secured indenture), then payment of that principal, premium or interest need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the due date or the date fixed for redemption, and, in the case of timely payment on such business day, no additional interest shall accrue for the period from and after such principal, premium or interest is stated to be due to such business day.

Redemption Provisions

Any terms for the optional or mandatory redemption of the senior secured debt securities will be indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the senior secured debt securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the senior secured debt securities of a series are to be redeemed, the particular senior secured debt securities to be redeemed will be selected by the senior secured trustee in such manner as it shall deem appropriate and fair.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the senior secured trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, premium, if any, and interest on such senior secured debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior secured debt securities.

Events of Default

The following constitute events of default under the senior secured indenture with respect to the senior secured debt securities:

•	default in the payment of principal of, and premium, if any, on any senior secured debt securities when due and payable;

•	default in the payment of interest on any senior secured debt securities when due and payable which continues for 60 days;

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failure to observe or perform any of our other covenants or warranties in the senior secured debt securities or in the senior secured indenture and the continuation thereof for 60 days after written notice thereof is given to us by the senior secured trustee or to the senior secured trustee and us by the holders of at least 25% in aggregate principal amount of the outstanding senior secured debt securities;

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prior to the release date, the occurrence of a default as defined in the mortgage indenture; provided, however, that the waiver or cure of such default under the mortgage indenture and the rescission and annulment of the consequences thereof under the mortgage indenture shall constitute a waiver of the corresponding event of default under the senior secured indenture and a rescission and annulment of the consequences thereof under the senior secured indenture; and

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the occurrence of certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us, whether voluntary or involuntary, specified in the senior secured indenture, including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any other corporate actions in furtherance of the foregoing.

If an event of default under the senior secured indenture occurs and is continuing, either the senior secured trustee or the holders of not less than 33% in aggregate principal amount of the outstanding senior secured debt securities may declare, by notice in writing, the principal amount of and interest on all senior secured debt securities to be due and payable immediately. Upon such acceleration of the senior secured debt securities, the senior note mortgage bonds shall be immediately redeemable upon demand of the senior secured trustee, and surrender thereof to the mortgage trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. At any time after an acceleration of the senior secured debt securities has been declared, but before a judgment or decree for the payment of the principal amount of the senior secured debt securities has been obtained, and provided the acceleration of all senior note mortgage bonds has not occurred, if we pay or deposit with the senior secured trustee a sum sufficient to pay all matured installments of interest and the principal and premium, if any, which has become due otherwise than by acceleration and any amounts due to the senior secured trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the senior secured debt securities.

The senior secured indenture provides that the senior secured trustee generally will be under no obligation to exercise any of its rights or powers under the senior secured indenture at the request or direction of any of the holders of senior secured debt securities unless such holders have offered to the senior secured trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior secured indenture, the holders of a majority in principal amount of the outstanding senior secured debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior secured trustee, or of exercising any trust or power conferred on the senior secured trustee. The holders of a majority in principal amount of the outstanding senior secured debt securities generally will have the right to waive any past default or event of default under the senior secured indenture, except a default in the payment of principal, premium or interest on the senior secured debt securities. The senior secured indenture provides that no holder of senior secured debt securities may institute any action against us under the senior secured indenture except as described in the next paragraph or unless such holder previously shall have given to the senior secured trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of senior secured debt securities shall have requested the senior secured trustee to institute such action and shall have offered the senior secured trustee reasonable indemnity, and the senior secured trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of senior secured debt securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior secured debt securities.

Notwithstanding the foregoing, each holder of senior secured debt securities has the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such senior secured debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of senior secured debt securities.

The senior secured indenture provides that the senior secured trustee, within 90 days after the occurrence of a default with respect to the senior secured debt securities actually known to the senior secured trustee, is required to give the holders of the senior secured debt securities notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, premium or interest on any senior secured debt securities, the senior secured trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We are required to deliver to the senior secured trustee each year a certificate as to whether or not, to the knowledge of the officer signing such certificate, we are in compliance with the conditions and covenants under the senior secured indenture.

Modification

The senior secured trustee and we may modify and amend the senior secured indenture with the consent of the holders of a majority in principal amount of the outstanding senior secured debt securities, considered as one class, provided that no such modification or amendment may, without the consent of the holder of each outstanding senior secured debt security affected thereby:

•	change the maturity date of any senior secured debt security;

•	reduce the rate, or change the method of calculation thereof, or extend the time of payment of interest on any senior secured debt security;

•	reduce the principal amount of, or premium payable on, any senior secured debt security;

•	change the coin or currency of any payment of principal of, premium, if any, or interest on any senior secured debt security;

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change the date on which any senior secured debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment on any senior secured debt security;

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impair the interest of the senior secured trustee in any senior note mortgage bonds or, prior to the release date, reduce the principal amount of any series of senior note mortgage bonds to an amount less than the principal amount of the related series of senior secured debt securities or alter the payment provisions of those senior note mortgage bonds in a manner adverse to the holders of the senior secured debt securities; or

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modify the foregoing requirements or reduce the percentage of outstanding senior secured debt securities necessary to modify or amend the senior secured indenture or to waive any past default to less than a majority.

The senior secured trustee and we may modify and amend the senior secured indenture without the consent of the holders:

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to change or eliminate any of the provisions of the senior secured indenture, provided that any such change or elimination shall become effective only when there is no outstanding senior secured debt securities created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or such change or elimination is applicable only to senior secured debt securities issued after the effective date of such change or elimination;

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to establish the form of the senior secured debt securities of any series as permitted by the senior secured indenture or to establish or reflect any terms of the senior secured debt securities of any series as determined by the senior secured indenture;

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to evidence the succession of another corporation to us as permitted by the senior secured indenture, and the assumption by any successor of our covenants in the senior secured indenture and in the senior secured debt securities;

•	to grant or confer upon the senior secured trustee for the benefit of the holders of one or more series of senior secured debt securities any additional rights, remedies, powers or authority;

•	to permit the senior secured trustee to comply with any duties imposed upon it by law;

•

to specify further the duties and responsibilities of, and to define further the relationships among, the senior secured trustee, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the senior secured indenture;

•	to add to our covenants for the benefit of the holders of one or more series of senior secured debt securities or to surrender a right conferred on us in the senior secured indenture;

•	to add further security for the senior secured debt securities;

•	to add an event of default with respect to one or more series of senior secured debt securities;

•

to add provisions permitting us to be released with respect to one or more series of outstanding senior secured debt securities from our obligations under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Lease-Back Transactions” and “—Consolidation, Merger and Sale or Disposition of Assets,” upon satisfaction of conditions with respect to such series of senior secured debt securities that are the same as those described under “—Defeasance and Discharge,” except that the opinion of tax counsel referred to in that section need not be based upon a ruling or similar pronouncement by the Internal Revenue Service or a change in law;

•	to comply with our obligations with respect to limitations on liens in the senior secured indenture;

•	to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other change that is not prejudicial to the holders of senior secured debt securities.

A supplemental indenture which changes or eliminates any covenant or other provision of the senior secured indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of senior secured debt securities, or which modifies the rights of the holders of senior secured debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the senior secured indenture of the holders of senior secured debt securities of any other series.

Defeasance and Discharge

The senior secured indenture provides that we will be discharged from any and all obligations in respect of the senior secured debt securities and the senior secured indenture, except for certain obligations such as obligations to register the transfer or exchange of senior secured debt securities, replace stolen, lost or mutilated senior secured debt securities and maintain paying agencies, if, among other things, we irrevocably deposit with the senior secured trustee, in trust for the benefit of holders of senior secured debt securities, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on the senior secured debt securities on the dates such payments are due in accordance with the terms of the senior secured indenture and the senior secured debt securities; provided that, unless all of the senior secured debt securities are to be due within 90 days of such deposit by redemption or otherwise, we shall also have delivered to the senior secured trustee an opinion of counsel expert in federal tax matters to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the senior secured debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the senior secured indenture and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent such defeasance or discharge of the senior secured indenture. Thereafter, the holders of senior secured debt securities must look only to such deposit for payment of the principal of, premium, if any, and interest on the senior secured debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties substantially as an entirety to any person unless:

•

the successor corporation or the person that receives such properties pursuant to such sale or other disposition shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia;

•

the successor corporation or the person that receives such properties pursuant to such sale or other disposition assumes by supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the senior secured debt securities and the performance of every covenant of the senior secured indenture to be performed or observed by us; and

•

if such consolidation, merger, sale or disposition occurs prior to the release date, the successor corporation or the person that receives such properties pursuant to such sale or other disposition assumes by a supplemental indenture to the mortgage indenture our obligations under the mortgage indenture with respect to the senior note mortgage bonds.

Upon any such consolidation, merger, sale or other disposition of our properties substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the senior secured indenture with the same effect as if such successor corporation or person had been named as us therein and we will be released from all obligations under the senior secured indenture. For purposes of the senior secured indenture, the conveyance or other transfer by us of:

•	all or any portion of our facilities for the generation of electric energy;

•	all of our facilities for the transmission of electric energy; or

•	all of our facilities for the distribution of natural gas;

in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all our properties as or substantially as an entirety.

Certain Covenants

Limitation on Liens

The senior secured indenture provides that we may not issue, assume, guarantee or permit to exist after the release date any Debt (as defined herein) that is secured by any mortgage, security interest, pledge, lien or other encumbrance (“Lien”) of or upon any of our Operating Property (as defined herein), whether owned at the date of the senior secured indenture or thereafter acquired, without in any such case effectively securing the senior secured debt securities (together with, if we shall so determine, any of our other indebtedness ranking equally with the senior secured debt securities) equally and ratably with such Debt (but only so long as such Debt is so secured).

The foregoing restriction will not apply to:

(1)	Liens on Operating Property existing at the time of acquisition by us (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);

(2)	Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of all or substantially all its properties (or those of a division) to, us (which Liens may also extend to Operating Property subsequently acquired, constructed, developed, repaired, altered or improved if required by the mortgage, security agreement or other instrument creating such Lien provided that such Liens may not extend to Operating Property owned by us immediately prior to such merger, consolidation, sale, lease or disposition);

(3)	Liens on Operating Property to secure all or part of the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any such purpose (including the costs of incurring such Debt) or for reimbursement of funds previously expended for any such purpose (including the costs of incurring such Debt), provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

(4)	Liens in favor of any State, or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

(5)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (4); provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

Also, the foregoing restriction will not apply to the issuance, assumption or guarantee by us of Debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to an aggregate principal amount which, together with all our other secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under any of the foregoing exceptions in clauses (1) to (5) and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions”), does not exceed 15% of Capitalization (as defined herein).

Limitation on Sale and Lease-Back Transactions

The senior secured indenture provides that we may not enter into or permit to exist after the release date any Sale and Lease-Back Transaction (as defined herein) with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of (i) the completion of the acquisition and (ii) the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

(1)	we would be entitled pursuant to any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under “—Limitation on Liens” to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the senior secured debt securities;

(2)	after giving effect to such Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the second sentence of the second paragraph under “—Limitation on Liens,” at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (1)); or

(3)	we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased, to the retirement of senior secured debt securities or our other Debt ranking senior to, or equally with, the senior secured debt securities, subject to reduction for senior secured debt securities and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Certain Definitions

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet:

•	liabilities for Debt maturing more than 12 months from the date of determination; and

•

common stock, preferred stock or other securities, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

Subject to the foregoing, Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and that are approved by independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of an event for which such determination is being made.

“Debt” means any of our outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

“Operating Property” means:

•	any interest in real property owned by us; and

•

any asset owned by us that is depreciable in accordance with generally accepted accounting principles in the United States excluding, in either case, any interest of us as lessee under any lease which has been or would be capitalized on the books of the lessee in accordance with such generally accepted accounting principles (except for a lease that results from a Sale and Lease-Back Transaction).

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the senior secured indenture.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of:

•	the net proceeds to us from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction; and

•

the net book value of such property, as determined in accordance with generally accepted accounting principles by us at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

Voting of Senior Note Mortgage Bonds Held by Senior Secured Trustee

The senior secured trustee, as the holder of the senior note mortgage bonds, will attend any meeting of bondholders under the mortgage indenture, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent. So long as no event of default under the senior secured indenture shall have occurred and be continuing, the senior secured trustee shall vote all senior note mortgage bonds then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the mortgage indenture, the holders of which are eligible to vote or consent; provided, however, that the senior secured trustee shall not so vote in favor of, or so consent to, any amendment or modification of the mortgage indenture which, if it were an amendment or modification of the senior secured indenture, would require the consent of holders of senior secured debt securities as described under “—Modification,” without the prior consent of holders of senior secured debt securities that would be required for such an amendment or modification of the senior secured indenture. If there are no holders of other first mortgage bonds outstanding under the mortgage indenture who are eligible to vote or consent with respect to any amendment or modification of the mortgage indenture, the senior secured trustee shall vote the senior note mortgage bonds then held by it, or consent with respect thereto, in accordance with the consent of the holders of senior secured debt securities that would be required for such an amendment or modification of the senior secured indenture. Each initial and future holder of senior secured notes of every series issued after May 15, 2012, by its acquisition of an interest in such senior secured notes, irrevocably (a) consents to each of the amendments to the mortgage indenture described under “Description of First Mortgage Bonds and Mortgage Indenture” entitled: “—Priority and Security,” “—Issuance of Additional First Mortgage Bonds,” “—Release of Property,” “—Withdrawal of Cash,” “—Consolidation, Merger, Sale or Lease,” “—Modification of the Mortgage Indenture” and “—Mortgage Events of Default” without any other or further action by any holder of such senior secured notes, and (b) designates the senior secured trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any meeting of noteholders or bondholders, in lieu of any meeting of noteholders or bondholders, in response to any consent solicitation or otherwise.

Resignation or Removal of Senior Secured Trustee

The senior secured trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The senior secured trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the senior secured trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding senior secured debt securities. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the senior secured trustee upon notice to the holder of each senior secured debt security outstanding and the senior secured trustee, and appointment of a successor trustee.

Concerning the Senior Secured Trustee

We and our affiliates maintain corporate trust and other banking relationships with The Bank of New York Mellon and its affiliates.

The Bank of New York Mellon is also acting as trustee under the mortgage indenture. As trustee under the senior secured indenture, The Bank of New York Mellon could have a conflicting interest for purposes of the Trust Indenture Act of 1939 if an event of default were to occur under the senior secured indenture. In that case, the senior secured trustee may be required to eliminate such conflicting interest by resigning as senior secured trustee. There are other instances under the Trust Indenture Act of 1939 which would require the resignation of the senior secured trustee if a senior secured indenture event of default were to occur, such as an affiliate of the senior secured trustee acting as underwriter with respect to any of the senior secured debt securities.

Governing Law

The senior secured indenture is, and the senior secured debt securities will be, governed by New York law.

DESCRIPTION OF FIRST MORTGAGE BONDS AND MORTGAGE INDENTURE

General

Each series of first mortgage bonds will be a new series of first mortgage bonds issued under our Mortgage and Deed of Trust dated June 15, 1937 between us and The Bank of New York Mellon, as successor mortgage trustee, as supplemented, modified and amended by various supplemental indentures, which we collectively refer to as the “mortgage indenture.” The mortgage indenture and the form of supplemental indenture establishing the first mortgage bonds of a particular series are exhibits to, or will be subsequently incorporated by reference into, the registration statement of which this prospectus is a part. The mortgage indenture has been qualified under the Trust Indenture Act of 1939. The first mortgage bonds of all series that may be issued under the mortgage indenture are referred to under this caption as “first mortgage bonds.” The following summaries of certain provisions of the mortgage indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the mortgage indenture and the first mortgage bonds.

The first mortgage bonds will be issued directly or as security for our obligations under the senior secured indenture and the senior secured debt securities issued thereunder. We refer to first mortgage bonds issued to secure our obligations under the senior secured indenture and the senior secured debt securities issued thereunder as “senior note mortgage bonds”.

Reserved Rights to Amend the Mortgage Indenture

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds, including any senior note mortgage bonds, issued after the date of this prospectus to amend the mortgage indenture as described under “Description of First Mortgage Bonds and Mortgage Indenture” entitled: “—Priority and Security,” “—Issuance of Additional First Mortgage Bonds,” “—Release of Property,” “—Withdrawal of Cash,” “—Consolidation, Merger, Sale or Lease,” “—Modification of the Mortgage Indenture” and “—Mortgage Events of Default.” Unless otherwise indicated in the applicable prospectus supplement, each initial and future holder of the first mortgage bonds, including the senior note mortgage bonds, issued after the date of this prospectus will, by its acquisition of an interest in the first mortgage bonds, irrevocably consent to the amendments to the mortgage indenture that we have reserved the right to make.

Priority and Security

The first mortgage bonds, including the senior note mortgage bonds, will be secured by the lien of the mortgage indenture, which, subject to certain exceptions, is a first lien on substantially all of our properties. The mortgage indenture also contains provisions subjecting property we acquire in the future (with certain exceptions) to the lien of the mortgage indenture.

The lien of the mortgage indenture on our properties may be subject to permitted liens which include tax liens and other assessments which are not delinquent or which are being contested, undetermined liens and charges incidental to construction, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of ours, certain liens on rights of way for transmission or distribution line purposes, and certain liens in favor of the mortgage trustee. We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to amend the definition of permitted liens to include, among other things,

•	any lien of the mortgage trustee granted by the mortgage indenture;

•

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•

liens granted on air or water pollution control, sewage or solid waste disposal, or other similar facilities in connection with industrial development, pollution control or other revenue bonds, or other obligations the interest on which is not included in taxable income for federal or state tax purposes or is otherwise entitled to tax benefits;

•	rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation;

•	liens in favor of a governmental entity securing payments or obligations pursuant to a statute (other than taxes and assessments);

•

liens or encumbrances which in the opinion of counsel do not, individually or in the aggregate, materially impair the lien of the mortgage indenture or the security afforded thereby for the benefit of bondholders; and

•

liens securing indebtedness for the payment of which money has been irrevocably deposited in trust and liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

In addition, there are excepted from the lien of the mortgage indenture, among other things, the following:

•	cash and securities not deposited with or pledged to the mortgage trustee under the mortgage indenture;

•	contracts, operating agreements and rights to sue for money or property that are not specifically assigned or pledged to the mortgage trustee;

•	materials and supplies not installed as a part of our fixed property;

•	merchandise, appliances and supplies held for resale or leasing to our customers in the ordinary conduct of our business; and

•	electric energy and other materials or products generated, manufactured, produced or purchased for sale, distribution or uses in the ordinary course and conduct of our business.

We sometimes refer to property of ours not covered by the lien of the mortgage indenture as “excepted property.” We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to exclude from the lien of the mortgage indenture, among other things, the following types of property, whether then owned or acquired in the future:

•	cash, deposit accounts, securities and policies of insurance on the lives of our officers not paid or delivered to or deposited with or held by the mortgage trustee or required so to be;

•

contracts, leases, operating agreements and other agreements of all kinds (other than our franchises, permits and licenses that are transferable and necessary for the operation of the mortgaged property), contract rights, bills, notes and other instruments, revenues, income and earnings, accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, rights created by statute or governmental action to bill and collect revenues or other amounts from customers or others, credits, claims, demands and judgments;

•

governmental and other licenses, permits, franchises, consents and allowances (other than our franchises, permits and licenses that are transferable and necessary for the operation of mortgaged property);

•	unrecorded easements and rights of way;

•	intellectual property rights and other general intangibles;

•	vehicles, movable equipment, aircraft and vessels and parts, accessories and supplies used in connection with any of the foregoing;

•	personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where we are organized;

•

merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of our business, and materials and supplies held for consumption in operation or held in advance of use thereof for fixed capital purposes;

•

electric energy and capacity, gas, steam and other materials and products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course and conduct of our business;

•

property which is the subject of a lease agreement designating us as lessee, and all our right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security, and the last day of the term of any lease or leasehold which may become subject to the lien of the mortgage indenture;

•

property which has been released from the lien of the mortgage indenture and improvements, extensions and additions to such properties and renewals, replacements, substitutions of or for any parts thereof;

•	goodwill and going concern rights to the extent excluded from the definition of property additions (as defined below under “—Issuance of Additional First Mortgage Bonds”); and

•	property the cost of acquisition or construction of which is properly chargeable to an operating expense account of ours.

The mortgage indenture contains provisions subjecting certain after-acquired property to the lien thereof. These provisions are limited in the case of consolidation or merger (whether or not we are the surviving entity) or sale of substantially all of our assets. In the event of consolidation or merger or the sale of all or substantially all of our property as an entirety, the mortgage indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor entity except properties acquired from us in or as a result of such transaction and improvements, extensions and additions to such properties and replacements and substitutions of or for any part or parts of such properties. See “—Consolidation, Merger, Sale or Lease.”

We may acquire mortgaged property that is subject to vendors’ liens, purchase money liens and other prior liens with two limitations if such prior lien is not a permitted lien, i.e. (a) at the time of acquisition, the principal amount of outstanding indebtedness secured by such prior lien may not exceed 60% of the lesser of the cost or fair value of the property of the nature of property additions subject to such lien and (b) the net earnings of such property available for interest and property retirement appropriations for 12 consecutive calendar months during the 15 calendar months preceding such acquisition have been at least the greater of twice the amount of annual interest charges on, or 10% of the principal amount of, all outstanding indebtedness secured by such lien. In addition, so long as any first mortgage bonds issued before the date of this prospectus remain outstanding, we have agreed that the net earnings of such property available for interest after property retirement appropriations for 12 consecutive calendar months during the 15 calendar months preceding such acquisition have been at least equal to twice the annual interest on all outstanding indebtedness secured by such lien. We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to permit us to acquire mortgaged property that is subject to vendors’ liens, purchase money liens and other prior liens without the foregoing limitations but with the following limitation: if the prior lien constitutes a lien (other than a permitted lien) on any property additions owned by us immediately before such acquisition that ranks prior to or on a parity with the lien of the mortgage indenture on such property additions, the principal amount of outstanding indebtedness secured by such prior lien may not exceed the bonding ratio multiplied by the fair value of the property so acquired.

The mortgage indenture provides that the mortgage trustee will have a lien, prior to the lien on behalf of the holders of mortgage bonds, upon the mortgaged property for the payment of its reasonable compensation and certain expenses and taxes and for indemnity against certain liabilities.

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds which may be issued under the mortgage indenture is unlimited. First mortgage bonds of any series may be issued from time to time under the mortgage indenture on the basis of, and in an aggregate principal amount not exceeding:

(1)	60% (sometimes referred to herein as the “bonding ratio”) of the net bondable value of property additions (as defined below) not subject to an unfunded prior lien;

(2)	the aggregate principal amount of refundable bonds (which consist of first mortgage bonds which have been paid, redeemed or otherwise retired or for the payment of which sufficient cash has been irrevocably deposited with the mortgage trustee, have not been used for certain other purposes under the mortgage indenture and have not been paid, redeemed or otherwise retired by the application of cash constituting mortgaged property); and

(3)	the amount of cash deposited with the mortgage trustee for such purpose, which cash may thereafter be withdrawn upon the same basis that additional first mortgage bonds are issuable under (1) and (2) above.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to increase the bonding ratio up to 70%.

“Bondable property” and “property additions” generally include any property which is owned by us, is subject to the lien of the mortgage indenture, is used or useful for our electric or steam business and is chargeable to our fixed property accounts, except goodwill and going concern value, separate franchises and governmental permits, gas properties, transportation properties, and certain leasehold estates, rights of way and easements. Bondable property and property additions include construction work in progress on nuclear facilities and nuclear fuel. We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that bondable property and property additions generally include any property which is owned by us and is subject to the lien of the mortgage indenture except (with certain exceptions) goodwill and going concern value rights, and property the cost of acquisition or construction of which is properly chargeable to an operating expense account of ours.

The “net bondable value of property additions” is generally (a) the lesser of cost or fair value to us of all property additions not subject to an unfunded prior lien, subject to certain adjustments for releases and other retirements, less (b) 10/6ths of the aggregate principal amount of first mortgage bonds authenticated and delivered on the basis of property additions. We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to change the 10/6ths in the preceding sentence to the reciprocal of the bonding ratio. (For example, the reciprocal of the current bonding ratio of 60% is 10/6ths. If the bonding ratio were increased to 70%, then the reciprocal would be 10/7ths.)

“Unfunded prior liens” are liens (other than permitted liens) on the mortgaged property that are prior to the lien of the mortgage, secure obligations other than first mortgage bonds, and are not secured by a deposit of moneys sufficient to pay those obligations.

In general, the issuance of additional first mortgage bonds is also subject to:

(A)	our net earnings available for interest and property retirement appropriations, as described below, for 12 consecutive months within the 15 calendar months preceding the application for such issuance being at least equal to the greater of twice the annual interest charges on, or 10% of the principal amount of, all first mortgage bonds and prior lien bonds then outstanding and then being issued; or

(B)	our net earnings available for interest after property retirement appropriations, as described below, for 12 consecutive months within the 15 calendar months preceding the application for such issuance being at least equal to twice the annual interest on all such first mortgage bonds and prior lien bonds.

We do not need to satisfy these earnings tests in order to issue first mortgage bonds to refund first mortgage bonds previously issued, or to refund a prior lien which simultaneously becomes a funded prior lien upon the property additions made on the basis of such application, if we make the application to issue additional first mortgage bonds for either of these two purposes at any time after a date two years prior to the maturity of the first mortgage bonds or prior lien bonds being refunded. We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to delete the test set forth under (A) above with respect to the issuance of additional Bonds.

Our “net earnings available for interest and property retirement appropriations” is defined as total operating revenues and net non-operating revenues, less operating expenses (other than income taxes). Our “net earnings available for interest after property retirement appropriations” is defined as total operating revenues and net non-operating revenues, less operating expenses (other than income taxes) and less the greater of (1) the provisions for depreciation and expenditures for maintenance and repairs for the period in question or (2) 15% of gross operating revenues (as defined) for the period in question.

Prior lien bonds secured by an unfunded prior lien may be issued under the circumstances and subject to the conditions and limitations contained in the mortgage indenture referred to above. We have no plans to issue any such bonds.

Provisions of a Particular Series

The prospectus supplement applicable to each series of first mortgage bonds, other than senior note mortgage bonds, will specify, among other things:

•	the designation of such first mortgage bonds;

•	the date or dates on which the principal of such first mortgage bonds is payable;

•	the interest rate or rates for such first mortgage bonds and the date or dates from which interest shall accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•

the option, if any, for us to redeem such first mortgage bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such first mortgage bonds may be redeemed;

•

our obligation, if any, to redeem or purchase such first mortgage bonds pursuant to any sinking fund or at the option of the holder and the terms and conditions upon which such first mortgage bonds will be redeemed; and

•	any other terms not inconsistent with the provisions of the mortgage indenture.

Unless otherwise indicated in the applicable prospectus supplement, the first mortgage bonds will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

The senior note mortgage bonds will have the same aggregate principal amount, interest rate and maturity date as the related series of senior secured debt securities and will be redeemable when the related series of senior secured debt securities is redeemable or when payment of the related series of senior secured debt securities has been accelerated after an event of default. Upon payment of the principal of, premium, if any, or interest on the senior secured debt securities, senior note mortgage bonds of the corresponding series in a principal amount equal to the principal amount of such senior secured debt securities so paid will be deemed fully paid and our obligation to make such payment shall be discharged.

Unless otherwise provided in the applicable prospectus supplement, there are no provisions in the mortgage indenture or the first mortgage bonds that require us to redeem, or permit the holders to cause a redemption of, the first mortgage bonds or, except as described under “—Priority and Security” and “—Issuance of Additional First Mortgage Bonds,” that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, other than senior note mortgage bonds, each series of first mortgage bonds will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a nominee of DTC, as depository, and deposited with, or on behalf of, the depository. Except as set forth under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have first mortgage bonds registered in their names, will not receive or be entitled to receive physical delivery of any first mortgage bonds and will not be considered the registered holders thereof under the mortgage indenture.

First mortgage bonds may be exchanged for other first mortgage bonds of any authorized denominations of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, subject to the terms of the mortgage indenture, first mortgage bonds may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed written instrument of transfer—at the office of the transfer agent we may designate for such purpose with respect to any series of first mortgage bonds, without service charge but upon payment of any stamp taxes and other governmental charges as described in the mortgage indenture. Such transfer and exchange will be effected upon the mortgage trustee and us being satisfied with the endorsements or instruments of transfer and the identity or authorization of the person making the request. In the case of any first mortgage bonds that have been mutilated, destroyed, lost or stolen, new first mortgage bonds of a like aggregate principal amount and tenor will be issued upon the mortgage trustee and us being satisfied with the evidence of ownership and loss and with the indemnity provided.

Notwithstanding the foregoing, we will not be required to transfer or exchange any first mortgage bonds for a period of 5 days before an interest payment date for such first mortgage bonds or the redemption date of such first mortgage bonds.

The senior note mortgage bonds will be immediately delivered to, and registered in the name of, the senior secured trustee. The senior secured indenture provides that the senior secured trustee shall not transfer any senior note mortgage bonds except to a successor trustee, to us, as provided in the senior secured indenture, or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of us. The senior secured trustee shall generally vote the senior note mortgage bonds proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding, as described under “Description of Senior Secured Debt Securities—Voting of Senior Note Mortgage Bonds Held by Senior Secured Trustee.”

Payment and Paying Agents

Payments with respect to principal of, premium, if any, and interest on first mortgage bonds, issued in the form of global securities will be paid in the manner described below under “Book-Entry System.”

Unless otherwise indicated in the applicable prospectus supplement, interest on first mortgage bonds, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears in the register for the first mortgage bonds; provided, however, a holder of first mortgage bonds of one or more series under the mortgage indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if the mortgage trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest at maturity on, first mortgage bonds in the form of certificated securities will be payable in immediately available funds at the office of the mortgage trustee or at the authorized office of any paying agent upon presentation and surrender of such first mortgage bonds. We may appoint additional paying agents from time to time, including ourselves or our affiliates.

All monies we pay to the mortgage trustee for the payment of principal of, premium, if any, and interest on any first mortgage bonds which remain unclaimed at the end of six years after such principal, premium or interest shall have become due and payable will be repaid to us, subject to applicable abandoned property laws, and the holder of such first mortgage bonds thereafter may look only to us for payment thereof.

In any case where the date on which the principal of, premium, if any, or interest on any first mortgage bond is due or the date fixed for redemption of any first mortgage bond is not a business day (as defined in the mortgage indenture), then payment of that principal, premium or interest need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the due date or the date fixed for redemption, and, in the case of timely payment on such business day, no additional interest shall accrue for the period from and after such principal, premium or interest is stated to be due to such business day.

Redemption Provisions

The senior note mortgage bonds will be redeemed on the respective dates and in the respective principal amounts that correspond to the redemption dates for, and the principal amounts to be redeemed of, the corresponding series of senior secured debt securities. The senior note mortgage bonds will not be entitled to any covenant providing for the retirement or amortization of senior note mortgage bonds outstanding or for the certification of expenditures for bondable property in lieu of such retirement.

In the event of an event of default under the senior secured indenture and acceleration of the senior secured debt securities, the senior note mortgage bonds will be immediately redeemable in whole, upon demand of the senior secured trustee, and surrender thereof to the mortgage trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date.

With respect to any first mortgage bonds that are not senior note mortgage bonds, any terms for the optional or mandatory redemption of such first mortgage bonds will be indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, such first mortgage bonds will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the first mortgage bonds of a series are to be redeemed, the particular first mortgage bonds to be redeemed will be selected by the mortgage trustee in such manner as it shall deem appropriate and fair. Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the mortgage trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, premium, if any, and interest on such first mortgage bonds and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such first mortgage bonds.

Mortgage Events of Default

Each of the following events constitutes an event of default under the mortgage indenture, referred to in this prospectus as a “mortgage event of default”:

•	default in payment of principal;

•	default for 30 days in payment of interest or satisfaction of our obligations respecting any sinking, improvement, maintenance or analogous fund;

•	certain events relating to our reorganization, bankruptcy or insolvency or the appointment of a receiver for us or any substantial part of the mortgaged property;

•	default in other covenants for 60 days after written notice has been given to us by the mortgage trustee or the holders of at least 15% in principal amount of the outstanding first mortgage bonds;

•	termination of corporate franchise without continuance of business by a successor entity;

•	default in payment of principal of, or interest on, any prior lien bonds; or

•	failure under certain circumstances to discharge, or provide for, judgments.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to delete the defaults described in the last two bullets above.

Remedies

If a mortgage event of default occurs and is continuing, then the mortgage trustee or the holders of not less than 25% in principal amount of the first mortgage bonds then outstanding may declare the principal amount of all of the first mortgage bonds to be immediately due and payable. At any time after such declaration, but before the sale of any of the mortgaged property, the holders of a majority of outstanding first mortgage bonds may rescind such declaration if all defaults (other than the payment of principal which has been so declared due and payable) have been cured. The mortgage trustee is required to enforce the lien of the mortgage indenture upon request of the holders of a majority in amount of the outstanding first mortgage bonds on default. The mortgage trustee has no obligations to exercise any of its trusts or powers at the request of any of the bondholders unless indemnified to its satisfaction, but the mortgage trustee is not relieved of its obligation to act upon the occurrence of a mortgage event of default.

The mortgage indenture provides that, under certain circumstances and to the extent permitted by law, if a mortgage event of default occurs and is continuing, the mortgage trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, to sell the mortgaged property. If the mortgaged property is sold, whether by the mortgage trustee or pursuant to judicial proceedings, the principal of the outstanding mortgage bonds, if not previously due, will become immediately due, together with any accrued interest.

The holders of a majority in principal amount of the first mortgage bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustee or exercising any trust or power conferred on the mortgage trustee, provided that:

•	such holders have offered to the mortgage trustee indemnity satisfactory to it against the costs and liabilities incurred in good faith and without negligence; and

•	such direction does not conflict with the obligations of the mortgage trustee to exercise its rights and powers under the mortgage indenture. (Article IX, Section 11 and Article XIII, Section 1)

The mortgage indenture provides that no holder of any first mortgage bond will have any right to institute any proceeding, judicial or otherwise, with respect to the mortgage indenture or the appointment of a receiver or trustee, or for any other remedy thereunder except as described in the next paragraph or unless, at the option of the mortgage trustee:

•	such holder has previously given to the mortgage trustee written notice of a continuing mortgage default;

•

the holders of a 25% in aggregate principal amount of the first mortgage bonds then outstanding have made written request to the mortgage trustee to institute proceedings or exercise powers in respect of such mortgage default and have offered the mortgage trustee indemnity reasonably satisfactory to it against costs and liabilities incurred in complying with such request; and

•	the mortgage trustee has failed within a reasonable time to comply with such request.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would affect, disturb or prejudice the lien of the mortgage indenture or would not be for the ratable benefit of all holders.

Notwithstanding the foregoing, each holder of a first mortgage bond has the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such first mortgage bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder.

The mortgage indenture provides that the mortgage trustee must give the holders notice of any mortgage event of default (not including the periods of grace provided in the second and fourth bullet points under “—Mortgage Events of Default”) under the mortgage indenture within 90 days after the occurrence thereof, unless such mortgage event of default shall have been cured, except that no such notice to holders of a mortgage event of default of the character described in the fourth bullet point under “—Mortgage Events of Default” may be given until at least 60 days after the occurrence thereof. The mortgage indenture and Trust Indenture Act of 1939 currently permits the mortgage trustee to withhold notices of default (except for notices of certain payment defaults) if the mortgage trustee in good faith determines the withholding of such notice to be in the interest of the holders. We are required to deliver to the mortgage trustee each year a certificate as to whether or not, to the knowledge of the officer signing such certificate, we are in compliance with the conditions and covenants under the mortgage indenture.

As a condition precedent to certain actions by the mortgage trustee at the request or direction of bondholders, the mortgage trustee may require indemnity reasonably satisfactory to it against costs, expenses and liabilities to be incurred in connection therewith.

Modification of the Mortgage Indenture

Without the consent of any holders of the first mortgage bonds, we and the mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to add covenants to be observed by us, to surrender or restrict any of our rights or powers, or to add property to the lien of the mortgage indenture;

•

to modify any provisions of the mortgage indenture or to relieve us from any obligations, conditions or restrictions provided that no such modifications that impair any rights of the bondholders or the mortgage trustee shall become effective while any first mortgage bonds of any series established prior to the execution of such supplemental indenture remain outstanding;

•	to make such provisions in regard to matters or questions arising under the mortgage indenture as may be necessary or desirable and not inconsistent with the mortgage indenture; or

•	to cure ambiguities or correct defects or inconsistent provisions.

Except as provided above, the consent of the holders of 60% of the principal amount of first mortgage bonds, and 60% in principal amount of first mortgage bonds of each affected series if less than all are affected, is required for the purpose of modifying or altering any of the provisions of, the mortgage indenture pursuant to one or more supplemental indentures.

Furthermore, no such amendment or modification of the mortgage indenture may, without the consent of each holder of the outstanding first mortgage bonds affected thereby:

•

permit the extension of the time or times of payment of the principal of, premium, if any, or interest on any first mortgage bond, or the reduction of the rate of interest thereon, or otherwise affect the terms of payment of the principal of, premium, if any, or interest on any first mortgage bond; or

•	reduce the percentage in principal amount of outstanding first mortgage bonds, the consent of the holders of which is required for modifications or alterations of the mortgage indenture.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, without the consent of any holders of the mortgage bonds, we and the mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another person to us and the assumption by any such successor of our covenants in the mortgage indenture and in the first mortgage bonds;

•

to add one or more covenants or other provisions for the benefit of all holders or for the benefit of such holders of, or to remain in effect only so long as there shall be outstanding mortgage bonds of one or more specified series, or to surrender any right or power conferred upon us by the mortgage indenture;

•	to add additional events of default for one or more series of first mortgage bonds;

•

to correct or amplify the description of any property at any time subject to the lien of the mortgage indenture, or better to assure, convey and confirm to the mortgage trustee any property subject or required to be subjected to the lien of the mortgage indenture, or to subject to the lien of the mortgage indenture additional property;

•	to add to the security for all of the first mortgage bonds;

•

to change or eliminate any provision of the mortgage indenture or to add any new provision to the mortgage indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the first mortgage bonds of any series in any material respect, such change, elimination or addition will become effective with respect to such series only (1) when the consent of the holders of the requisite first mortgage bonds of such series has been obtained in accordance with the mortgage indenture; or (2) when no first mortgage bond of such series remains outstanding under the mortgage indenture;

•	to establish the form or terms of the mortgage bonds of any series as permitted by the mortgage indenture;

•

to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for all, or any series of, the mortgage bonds;

•	to change any place where

•	the principal of, premium, if any, and interest on the mortgage bonds of any series will be payable,

•	any mortgage bonds of any series may be surrendered for registration of transfer,

•	any mortgage bonds of any series may be surrendered for exchange, and

•	notices and demands to or upon us in respect of the mortgage bonds of any series and the mortgage indenture may be served;

•

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the mortgage indenture, so long as such other changes or additions do not adversely affect the interests of the holders of mortgage bonds of any series in any material respect;

•	to reflect changes in generally accepted accounting principles; or

•	to comply with the rules or regulations of any national securities exchange on which any of the mortgage bonds may be listed.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, without limiting the generality of the foregoing, if the Trust Indenture Act of 1939 is amended after the date of this prospectus in such a way as to require changes to the mortgage indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the mortgage indenture or at any time thereafter, were required by the Trust Indenture Act of 1939 to be contained in the mortgage indenture, we and the mortgage trustee may, without the consent of any holders of first mortgage bonds, enter into one or more supplemental indentures to evidence or effect such amendment.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the mortgage bonds of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the mortgage indenture or waiving any default, mortgage event of default or other rights of the bondholders or the mortgage trustee pursuant to one or more supplemental indentures or instruments. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed supplemental indenture or instrument, then the consent only of the holders of a majority in aggregate principal amount of outstanding mortgage bonds of all series so directly affected, considered as one class, will be required. However, no such waiver, amendment or modification of the mortgage indenture may, without the consent of the holder of each outstanding first mortgage bond directly affected thereby:

•

permit the extension of the time or times of payment of the principal of, premium, if any, or interest on any first mortgage bond, or the reduction of the rate of interest thereon, or otherwise affect the terms of payment of the principal of, premium, if any, or interest on any first mortgage bond; or

•	reduce the percentage in principal amount of outstanding first mortgage bonds, the consent of the holders of which is required for modifications or alterations of the mortgage indenture.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that a supplemental indenture which waives, changes or eliminates any covenant or other provision of the mortgage indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding first mortgage bonds of one or more specified series, or waives or modifies the rights of the holders of first mortgage bonds of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the mortgage indenture of the holders of the first mortgage bonds of any other series.

Waiver

The holders of 60% in aggregate principal amount of all first mortgage bonds, and, and 60% in principal amount of first mortgage bonds of each affected series if less than all are affected, may consent to any modifications or alterations to the rights of bondholders that may be effected at a meeting of bondholders with the vote of the holders of the same percentage in aggregate principal amount of first mortgage bonds.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that the consent of the holders of a majority in aggregate principal amount of the mortgage bonds of all series then outstanding, considered as one class, may waive any default, mortgage event of default or any of our covenants. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed waiver, then the holders of a majority in aggregate principal amount of all first mortgage bonds directly affected, considered as one class, may waive any default, mortgage event of default or any of our covenants, provided that no such waiver may, without the consent of the holder of each outstanding first mortgage bond directly affected thereby:

•

permit the extension of the time or times of payment of the principal of, premium, if any, or interest on any first mortgage bond, or the reduction of the rate of interest thereon, or otherwise affect the terms of payment of the principal of, premium, if any, or interest on any first mortgage bond; or

•	reduce the percentage in principal amount of outstanding first mortgage bonds, the consent of the holders of which is required for modifications or alterations of the mortgage indenture.

Defeasance and Discharge

Upon the payment of, or the deposit of money with the mortgage trustee sufficient to pay, the principal of, premium, if any, and interest, if any, when due on all outstanding first mortgage bonds to the maturity date or a specified redemption date of those bonds, the mortgage indenture will cease to be in effect and we may require the mortgage trustee to discharge the lien of the mortgage indenture.

Consolidation, Merger, Sale or Lease

We have agreed not to merge or consolidate into or with any other corporation, voluntary association, joint stock company or business trust or sell or lease all or substantially all of our property as an entirety (including a sale in connection with our liquidation) to any such entity unless:

•

the consolidation, merger, sale or lease is on terms that do not impair the lien and security of the mortgage indenture on any part of the mortgaged property or any of the rights and powers of the mortgage trustee or the bondholders;

•

in the case of a consolidation, merger or sale, the principal amount of indebtedness which is outstanding immediately thereafter and which will be secured by a lien on the properties of such other entity that is not junior to the lien of the mortgage indenture, will not exceed 60% of the fair value of the property of the nature of property additions then owned by such other entity (or the cost to such other entity of such properties if such cost is lower); and the net earnings of such other entity available for interest and property retirement appropriations for any 12 calendar months of the 15 calendar months immediately preceding the month of such consolidation, merger or sale, are at least the greater of twice the amount of the annual interest charges on, or 10% of the principal amount of, such secured indebtedness;

•	the successor entity assumes in a supplemental indenture the outstanding first mortgage bonds and all covenants and conditions of the mortgage indenture; and

•

in the case of a lease, such lease is made expressly subject to termination by the mortgage trustee at any time during the continuance of a mortgage event of default and by the purchaser of the property so leased at any sale thereof under the mortgage indenture.

In the case of a consolidation, merger, or a sale of all or substantially all of our property as an entirety to any other entity, upon the satisfaction of all the conditions described above and the recording of the supplemental indenture, the successor entity would succeed to and be substituted for us under the mortgage indenture.

Although the successor entity may, in its sole discretion, subject to the lien of the mortgage indenture property then owned or thereafter acquired by the successor entity, the lien of the mortgage indenture generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such mortgaged property and replacements and substitutions thereof, within the meaning of the mortgage indenture.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to restate the provisions described above under “—Consolidation, Merger, Sale or Lease” to provide the following:

We have agreed not to consolidate with or merge into any other entity or convey, transfer or lease the mortgaged property as or substantially as an entirety to any entity unless:

•	such transaction is on such terms as will fully preserve in all material respects the lien and security of the mortgage indenture and the rights and powers of the mortgage trustee and holders;

•

the entity formed by such consolidation or into which we are merged or the entity which acquires by conveyance or transfer or which leases the mortgaged property as or substantially as an entirety is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and such entity executes and delivers to the mortgage trustee a supplemental indenture, which contains an assumption by such entity of the punctual payment of the first mortgage bonds and the performance of all of our covenants under the mortgage indenture and which confirms the lien of the mortgage indenture on the mortgaged property and subjects to the lien of the mortgage indenture all property thereafter acquired by such entity that constitutes an improvement, extension or addition to the mortgaged property or a renewal, replacement or substitution of or for any part thereof, but only to the extent that such improvement, extension or addition is so affixed or attached to real property as to be regarded a part of such real property or is an improvement, extension or addition to personal property that is made to maintain, renew, repair or improve the function of such personal property and is physically installed in or affixed to such personal property; and

•

in the case of a lease, such lease is made expressly subject to termination by us or the mortgage trustee at any time during the continuance of a mortgage event of default and by the purchaser of the property so leased at any sale thereof under the mortgage indenture.

In the case of the conveyance or other transfer of the mortgaged property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the mortgage indenture and on the mortgage bonds then outstanding unless we elect to waive such release and discharge.

As so amended, the mortgage indenture will not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property;

•	any merger or consolidation in which we are the surviving entity; or

•

any conveyance, transfer or lease of any of our properties where we retain mortgaged property with a fair value in excess of the reciprocal of the bonding ratio multiplied by the aggregate principal amount of all outstanding mortgage bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the mortgage bonds with respect to the mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select.

As so amended, the successor entity may, in its sole discretion, subject to the lien of the mortgage indenture any property then owned or thereafter acquired by the successor entity, but the lien of the mortgage indenture generally will not cover the property of the successor entity other than (i) the mortgaged property owned by us immediately prior to such transaction that is allocated or transferred to the successor entity in or as a result of such transaction and (ii) improvements, extensions and additions to such mortgaged property and renewals, replacements and substitutions thereof, within the meaning of the mortgage indenture.

Release of Property

We may obtain the release of any mortgaged property from the lien of the mortgage indenture, except for prior lien bonds held by the mortgage trustee, upon delivery to the mortgage trustee of an amount of cash equal to the amount, if any, by which the fair value to us of the property to be released (which shall not be less than the consideration received or to be received for such property) exceeds the aggregate of:

•	the principal amount, subject to certain limitations, of obligations secured by purchase money mortgages upon the property to be released and delivered to the mortgage trustee;

•	the fair value of governmental bonds or interest-bearing obligations, subject to certain limitations, deposited with the mortgage trustee; and

•	the amount of certain prior liens on the property to be released.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, unless a mortgage event of default has occurred and is continuing, we may obtain the release from the lien of the mortgage indenture of any part of the mortgaged property, upon delivery to the mortgage trustee of an amount in cash equal to the amount, if any, by which the lower of the cost or fair value of the property to be released exceeds the aggregate of:

•	the principal amount of any obligations secured by purchase money liens upon the property to be released and delivered to the mortgage trustee;

•	an amount equal to the net bondable value of certified property additions not subject to an unfunded prior lien;

•

the reciprocal of the bonding ratio multiplied by the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of refundable bonds (with such entitlement being waived by operation of such release);

•

the reciprocal of the bonding ratio multiplied by the aggregate principal amount of first mortgage bonds delivered to the mortgage trustee other than first mortgage bonds issued on the basis of deposited cash;

•

the deposit of cash or, to a limited extent, the principal amount of obligations secured by purchase money liens upon the property released delivered to the trustee or other holder of a lien prior to the lien of the mortgage indenture; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, unless a mortgage event of default has occurred and is continuing, we may obtain the release from the lien of the mortgage indenture of any property, any part thereof, or any interest therein, which has not been previously included in any certificate of net bondable value of property additions delivered to the mortgage trustee.

The mortgage indenture provides simplified procedures for the release of property taken by eminent domain, and provides for dispositions of certain obsolete property and the grant, modification or surrender of certain rights without any release or consent by the mortgage trustee. We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide simplified procedures for the release of mortgaged property with a net book value of up to the greater of $10 million or 3% of outstanding mortgage bonds during a calendar year and for the release of mortgaged property taken or sold in connection with the power of eminent domain, and to provide for dispositions of certain obsolete or unnecessary mortgaged property, for abandonment of any property if, in our opinion, the abandonment is desirable in the proper conduct of our business and will not materially impair the lien of the mortgage indenture on other mortgaged property, for cancellations of or changes to easements, rights of way or similar rights or interests and for grants of certain easements, leases or rights of way without any release or consent by the mortgage trustee.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that we may terminate, abandon, surrender, cancel, release, modify, make substitutions for or dispose of any of our franchises, permits or licenses that are mortgaged property without any consent of the mortgage trustee; provided that (i) such action is, in our opinion, necessary, desirable or advisable in the conduct of our business and will not materially impair the operation of other mortgaged property, and (ii) any of our franchises, permits or licenses that, in our opinion, cease to be necessary for the operation of mortgaged property shall cease to be mortgaged property without any release or consent, or report to, the mortgage trustee.

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, if we retain any interest in any property released from the lien of the mortgage indenture, the mortgage indenture will not become a lien on the property or the interest in the property or any improvements, extensions or additions to, or any renewals, replacements or substitutions of or for any part or parts of the property unless we subject such property to the lien of the mortgage indenture.

Withdrawal of Cash

Subject to certain limitations, cash held by the mortgage trustee may

(1)	be withdrawn by us

•

to the extent of the lesser of the cost or fair value to us of property additions (or the cost of retired property additions) not subject to an unfunded prior lien constructed or otherwise acquired by us after (1) the application for release if the cash was deposited for a release, (2) the loss or destruction if the cash was deposited insurance proceeds or (3) the deposit of such cash, or

•	to the extent of the principal amount of retired first mortgage bonds available for the issuance of additional first mortgage bonds, or

(2)	upon our request, be applied to

•

the redemption or purchase of first mortgage bonds, including first mortgage bonds reacquired by us, at prices not exceeding the redemption price thereof if redeemable or the principal amount thereof if not redeemable, together in each case with accrued interest to the next interest date or

•	any payments required to be made by us under the mortgage indenture.

However, cash deposited with the mortgage trustee as the basis for the authentication and delivery of mortgage bonds may only be withdrawn in an amount equal to the aggregate principal amount of first mortgage bonds we would be entitled to issue on any basis (with such entitlement being waived by operation of such withdrawal).

We have reserved the right to amend the mortgage indenture without any consent or other action of the holders of any first mortgage bonds issued after the date of this prospectus to provide that, unless a mortgage event of default has occurred and is continuing, and subject to specified limitations, cash held by the mortgage trustee may generally

•	be withdrawn by us

•	to the extent of the net bondable value of certified property additions not subject to an unfunded prior lien;

•

to the extent of the cost or fair value to us (whichever is less) of property additions not subject to an unpaid prior lien that were acquired, made or constructed within the 90-day period preceding the withdrawal request, not included in any certificate of net bondable value, and not previously used for the release of property or the withdrawal of cash;

•

in an amount equal to the aggregate principal amount of mortgage bonds that we would be entitled to issue on the basis of retired first mortgage bonds (with the entitlement to the issuance being waived by operation of the withdrawal); or

•	in an amount equal to the aggregate principal amount of any outstanding first mortgage bonds delivered to the mortgage trustee (with the mortgage bonds to be cancelled by the mortgage trustee); or

•	upon our request, be applied to

•	the purchase of mortgage bonds; or

•

the payment (or provision for payment) at stated maturity of any first mortgage bonds or the redemption (or provision for payment) of any first mortgage bonds which are redeemable pursuant to their terms.

Any mortgage bonds received by the mortgage trustee pursuant to these provisions shall be cancelled by the mortgage trustee.

Resignation and Removal of the Mortgage Trustee

The mortgage trustee may resign at any time by giving four weeks’ notice thereof to us and to bondholders or may be removed at any time by an instrument signed by the holders, or their duly authorized attorneys in fact, of a majority in principal amount of first mortgage bonds then outstanding delivered to the mortgage trustee and

us. The resignation or removal of the mortgage trustee will generally become effective upon the earlier of the date specified in the notice or the appointment by a successor trustee in accordance with the requirements of the mortgage indenture.

Concerning the Mortgage Trustee

We and our affiliates maintain corporate trust and other banking relationships with The Bank of New York Mellon and its affiliates.

The Bank of New York Mellon is also acting as trustee under our senior secured indenture. As trustee under the mortgage indenture, The Bank of New York Mellon could have a conflicting interest for purposes of the Trust Indenture Act of 1939 if a mortgage event of default were to occur under the mortgage indenture. In that case, the mortgage trustee may be required to eliminate such conflicting interest by resigning as mortgage trustee. There are other instances under the Trust Indenture Act of 1939 which would require the resignation of the mortgage trustee if a mortgage event of default were to occur, such as an affiliate of the mortgage trustee acting as underwriter with respect to any of the first mortgage bonds.

DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

General

The senior unsecured debt securities will represent our unsecured obligations. We may issue one or more series of senior unsecured debt securities directly to the public from time to time. We will issue the senior unsecured debt securities in one or more series under a senior unsecured indenture between us and a trustee. The form of the senior unsecured indenture or other instrument establishing the senior unsecured debt securities of a particular series are exhibits to, or will be subsequently incorporated by reference into, the registration statement of which this prospectus is a part. The senior unsecured indenture will be qualified under the Trust Indenture Act of 1939. The senior unsecured debt securities of all series that may be issued under the senior unsecured indenture are referred to under this caption as “senior unsecured debt securities.” The following summaries of certain provisions of the senior unsecured indenture do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the senior unsecured indenture and the senior unsecured debt securities.

Ranking

The senior unsecured debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt and will be effectively junior to all of our secured debt, including our first mortgage bonds (and the related senior secured debt securities), as to the collateral pledged to secure this debt. Unless otherwise indicated in a subsequent prospectus supplement, the senior unsecured indenture will not limit the aggregate amount of debt we may incur.

The senior unsecured indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior unsecured debt securities upon all property and funds held or collected by the trustee as such.

Issuance of Additional Senior Unsecured Debt Securities

The senior unsecured indenture will provide that additional senior unsecured debt securities may be issued thereunder without limitation as to aggregate principal amount.

Provisions of a Particular Series

The prospectus supplement applicable to each series of senior unsecured debt securities will specify:

•	the title and any limitation on aggregate principal amount of the senior unsecured debt securities;

•	the original issue date for the senior unsecured debt securities and the date on which the senior unsecured debt securities will mature;

•	the interest rate or rates, or method of calculation of such rate or rates, for the senior unsecured debt securities, and the date from which interest shall accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest if other than the fifteenth day of the calendar month next preceding each interest payment date;

•

the terms, if any, regarding the optional or mandatory redemption of the senior unsecured debt securities, including redemption date or dates of the senior unsecured debt securities, if any, and the price or prices applicable to such redemption;

•

any period or periods within which, the price or prices at which and the terms and conditions upon which the senior unsecured debt securities may be repaid, in whole or in part, at the option of the holder thereof; and

•	any other terms of the senior unsecured debt securities not inconsistent with the senior unsecured indenture.

Unless otherwise indicated in the applicable prospectus supplement, the senior unsecured debt securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

There will be no requirement under the senior unsecured indenture that our future issuances of debt securities be issued exclusively under the senior unsecured indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in the senior unsecured indenture or applicable to one or more issuances of senior unsecured debt securities, in connection with future issuances of other debt securities, including as described in this prospectus under “Description of Senior Secured Debt Securities.”

The senior unsecured indenture will provide that the senior unsecured debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may have differing redemption provisions and may bear interest at differing rates. We need not issue all senior unsecured debt securities of one series at the same time, and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the senior unsecured debt securities of that series, for issuances of additional senior unsecured debt securities of that series.

Unless otherwise provided in the applicable prospectus supplement, there will be no provisions in the senior unsecured indenture or the senior unsecured debt securities that require us to redeem, or permit the holders to cause a redemption of, the senior unsecured debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of senior unsecured debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a nominee of DTC, and deposited with, or on behalf of, the depository. Except as set forth under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have senior unsecured debt securities registered in their names, will not receive or be entitled to receive physical delivery of any senior unsecured debt securities and will not be considered the registered holders thereof under the senior unsecured indenture.

Senior unsecured debt securities of any series will be exchangeable for other senior unsecured debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

Unless otherwise indicated in the applicable prospectus supplement, senior unsecured debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed written instrument of transfer—at the office of the senior unsecured trustee maintained for such purpose with respect to any series of senior unsecured debt securities, without service charge but upon payment of any taxes and other governmental charges as described in the senior unsecured indenture. Such transfer or exchange will be effected upon the senior unsecured trustee and us being satisfied with the endorsements or instruments of transfer and the identity or authorization of the person making the request. In the case of any senior unsecured debt securities that have been mutilated, destroyed, lost or stolen, new senior unsecured debt securities of a like aggregate principal amount and tenor will be issued upon the senior unsecured trustee and us being satisfied with the evidence of ownership and loss and with the security or indemnity provided.

In the event of any redemption of senior unsecured debt securities of any series, the senior unsecured trustee will not be required to exchange or register a transfer of any senior unsecured debt securities of such series selected, called or being called for redemption except, in the case of any senior unsecured debt security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

Payments with respect to principal of, premium, if any, and interest on senior unsecured debt securities issued in the form of global securities will be paid in the manner described below under “Book-Entry System.”

Unless otherwise indicated in the applicable prospectus supplement, interest on senior unsecured debt securities, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears in the register for the senior unsecured debt securities maintained by the senior unsecured trustee; provided, however, a holder of senior unsecured debt securities of one or more series under the senior unsecured indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if the senior unsecured trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest at maturity on, senior unsecured debt securities in the form of certificated securities will be payable in immediately available funds at the office of the senior unsecured trustee or at the authorized office of any paying agent upon presentation and surrender of such senior unsecured debt securities. We may appoint additional paying agents from time to time, including ourselves or our affiliates.

All monies we pay to the senior unsecured trustee for the payment of principal of, premium, if any, and interest on any senior unsecured debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, subject to applicable abandoned property laws, and the holder of such senior unsecured debt security thereafter may look only to us for payment thereof.

In any case where the date on which the principal of, premium, if any, or interest on any senior unsecured debt security is due or the date fixed for redemption of any senior unsecured debt security is not a business day (as defined in the senior unsecured indenture), then payment of that principal, premium or interest need not be made on such date but may be made on the next succeeding business day with the same force and effect as if made on the due date or the date fixed for redemption, and, in the case of timely payment on such business day, no additional interest shall accrue for the period from and after such principal, premium or interest is stated to be due to such business day.

Redemption Provisions

Any terms for the optional or mandatory redemption of the senior unsecured debt securities will be indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the senior unsecured debt securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the senior unsecured debt securities of a series are to be redeemed, the particular senior unsecured debt securities to be redeemed will be selected by the senior unsecured trustee in such manner as it shall deem appropriate and fair.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the senior unsecured trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, premium, if any, and interest on such senior unsecured debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior unsecured debt securities.

Events of Default

The following constitute events of default under the senior unsecured indenture with respect to the senior unsecured debt securities:

•	default in the payment of principal of, and premium, if any, on any senior unsecured debt securities when due and payable;

•	default in the payment of interest on any senior unsecured debt securities when due and payable which continues for 60 days;

•

failure to observe or perform any of our other covenants or warranties in the senior unsecured debt securities or in the senior unsecured indenture and the continuation thereof for 60 days after written notice thereof is given to us by the senior unsecured trustee or to the senior unsecured trustee and us by the holders of at least 25% in aggregate principal amount of the outstanding senior unsecured debt securities; and

•

the occurrence of certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us, whether voluntary or involuntary, specified in the senior unsecured indenture, including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any other corporate actions in furtherance of the foregoing.

If an event of default under the senior unsecured indenture occurs and is continuing, either the senior unsecured trustee or the holders of not less than 33% in aggregate principal amount of the outstanding senior unsecured debt securities may declare, by notice in writing, the principal amount of and interest on all senior unsecured debt securities to be due and payable immediately. At any time after an acceleration of the senior unsecured debt securities has been declared, but before a judgment or decree for the payment of the principal amount of the senior unsecured debt securities has been obtained, if we pay or deposit with the senior unsecured trustee a sum sufficient to pay all matured installments of interest and the principal and premium, if any, which has become due otherwise than by acceleration and any amounts due to the senior unsecured trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the senior unsecured debt securities.

The senior unsecured indenture provides that the senior unsecured trustee generally will be under no obligation to exercise any of its rights or powers under the senior unsecured indenture at the request or direction of any of the holders of senior unsecured debt securities unless such holders have offered to the senior unsecured trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior unsecured indenture, the holders of a majority in principal amount of the outstanding senior unsecured debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior unsecured trustee, or of exercising any trust or power conferred on the senior unsecured trustee. The holders of a majority in principal amount of the outstanding senior unsecured debt securities generally will have the right to waive any past default or event of default under the senior unsecured indenture, except a default in the payment of principal, premium or interest on the senior unsecured debt securities. The senior unsecured indenture provides that no holder of senior unsecured debt securities may institute any action against us under the senior unsecured indenture except as described in the next paragraph or unless such holder previously shall have given to the senior unsecured trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of senior unsecured debt securities shall have requested the senior unsecured trustee to institute such action and shall have offered the senior unsecured trustee reasonable indemnity, and the senior unsecured trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of senior unsecured debt securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior unsecured debt securities.

Notwithstanding the foregoing, each holder of senior unsecured debt securities has the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such senior unsecured debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of senior unsecured debt securities.

The senior unsecured indenture provides that the senior unsecured trustee, within 90 days after the occurrence of a default with respect to the senior unsecured debt securities actually known to the senior unsecured trustee, is required to give the holders of the senior unsecured debt securities notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, premium or interest on any senior unsecured debt securities, the senior unsecured trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We are required to deliver to the senior unsecured trustee each year a certificate as to whether or not, to the knowledge of the officer signing such certificate, we are in compliance with the conditions and covenants under the senior unsecured indenture.

Modification

The senior unsecured trustee and we may modify and amend the senior unsecured indenture with the consent of the holders of a majority in principal amount of the outstanding senior unsecured debt securities, considered as one class, provided that no such modification or amendment may, without the consent of the holder of each outstanding senior unsecured debt security affected thereby:

•	change the maturity date of any senior unsecured debt security;

•	reduce the rate, or change the method of calculation thereof, or extend the time of payment of interest on any senior unsecured debt security;

•	reduce the principal amount of, or premium payable on, any senior unsecured debt security;

•	change the coin or currency of any payment of principal of, premium, if any, or interest on any senior unsecured debt security;

•

change the date on which any senior unsecured debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment on any senior unsecured debt security; or

•

modify the foregoing requirements or reduce the percentage of outstanding senior unsecured debt securities necessary to modify or amend the senior unsecured indenture or to waive any past default to less than a majority.

The senior unsecured trustee and we may modify and amend the senior unsecured indenture without the consent of the holders:

•

to change or eliminate any of the provisions of the senior unsecured indenture, provided that any such change or elimination shall become effective only when there is no outstanding senior unsecured debt securities created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or such change or elimination is applicable only to senior unsecured debt securities issued after the effective date of such change or elimination;

•

to establish the form of the senior unsecured debt securities of any series as permitted by the senior unsecured indenture or to establish or reflect any terms of the senior unsecured debt securities of any series as determined by the senior unsecured indenture;

•

to evidence the succession of another corporation to us as permitted by the senior unsecured indenture, and the assumption by any successor of our covenants in the senior unsecured indenture and in the senior unsecured debt securities;

•	to grant or confer upon the senior unsecured trustee for the benefit of the holders of one or more series of senior unsecured debt securities any additional rights, remedies, powers or authority;

•	to permit the senior unsecured trustee to comply with any duties imposed upon it by law;

•

to specify further the duties and responsibilities of, and to define further the relationships among, the senior unsecured trustee, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the senior unsecured indenture;

•	to add to our covenants for the benefit of the holders of one or more series of senior unsecured debt securities or to surrender a right conferred on us in the senior unsecured indenture;

•	to add security for the senior unsecured debt securities;

•	to add an event of default with respect to one or more series of senior unsecured debt securities;

•

to add provisions permitting us to be released with respect to one or more series of outstanding senior unsecured debt securities from our obligations under the covenants described under “—Consolidation, Merger and Sale or Disposition of Assets,” upon satisfaction of conditions with respect to such series of senior unsecured debt securities that are the same as those described under “—Defeasance and Discharge,” except that the opinion of tax counsel referred to in that section need not be based upon a ruling or similar pronouncement by the Internal Revenue Service or a change in law;

•	to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other change that is not prejudicial to the holders of senior unsecured debt securities.

A supplemental indenture which changes or eliminates any covenant or other provision of the senior unsecured indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of senior unsecured debt securities, or which modifies the rights of the holders of senior unsecured debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the senior unsecured indenture of the holders of senior unsecured debt securities of any other series.

Defeasance and Discharge

The senior unsecured indenture will provide that we will be discharged from any and all obligations in respect of the senior unsecured debt securities and the senior unsecured indenture, except for certain obligations such as obligations to register the transfer or exchange of senior unsecured debt securities, replace stolen, lost or mutilated senior unsecured debt securities and maintain paying agencies, if, among other things, we irrevocably deposit with the senior unsecured trustee, in trust for the benefit of holders of senior unsecured debt securities, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on the senior unsecured debt securities on the dates such payments are due in accordance with the terms of the senior unsecured indenture and the senior unsecured debt securities; provided that, unless all of the senior unsecured debt securities are to be due within 90 days of such deposit by redemption or otherwise, we shall also have delivered to the senior unsecured trustee an opinion of counsel expert in federal tax matters to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the senior unsecured debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the senior unsecured indenture and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent such defeasance or discharge of the senior unsecured indenture. Thereafter, the holders of senior unsecured debt securities must look only to such deposit for payment of the principal of, premium, if any, and interest on the senior unsecured debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties substantially as an entirety to any person unless:

•

the successor corporation or the person that receives such properties pursuant to such sale or other disposition shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia; and

•

the successor corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the senior unsecured debt securities and the performance of every covenant of the senior unsecured indenture to be performed or observed by us.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the senior unsecured indenture with the same effect as if such successor corporation or person had been named as us therein and we will be released from all obligations under the senior unsecured indenture. For purposes of the senior unsecured indenture, the conveyance or other transfer by us of:

•	all or any portion of our facilities for the generation of electric energy;

•	all of our facilities for the transmission of electric energy; or

•	all of our facilities for the distribution of natural gas;

in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Resignation or Removal of Senior Unsecured Trustee

The senior unsecured trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The senior unsecured trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the senior unsecured trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding senior unsecured debt securities. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the senior unsecured trustee upon notice to the holder of each senior unsecured debt security outstanding and the senior unsecured trustee, and appointment of a successor trustee.

Governing Law

The senior unsecured indenture is, and the senior unsecured debt securities will be, governed by New York law.

DESCRIPTION OF PREFERRED STOCK

General

The following statements describing preferred stock of Ameren Missouri are not intended to be a complete description but rather are a summary of certain preferences, privileges, restrictions and distinguishing characteristics relating to the preferred stock currently authorized by our Restated Articles of Incorporation (“articles of incorporation”). For additional information, please see our articles of incorporation and bylaws. Each of these documents has been previously filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the state of Missouri. The other terms and provisions of each series of preferred stock (as defined below) will be set forth in the resolution adopted by our board of directors establishing such series of preferred stock and will be described in the prospectus supplement relating to such offering.

Our authorized preferred stock consists of 25,000,000 shares of preferred stock without par value, issuable in series. When used in this prospectus, the term “preferred stock,” unless the context indicates otherwise, means all the authorized shares of our preferred stock, whether currently outstanding or hereafter issued.

The following terms and other information with respect to any series of preferred stock will be contained in a prospectus supplement:

•	the series designation;

•	the number of shares in such series;

•	the dates from which dividends are cumulative (“cumulative dates”);

•	applicable redemption, exchange or conversion provisions, if any;

•	sinking fund or purchase fund provisions, if any;

•	the amounts payable upon dissolution, liquidation or winding up (“liquidation prices”); and

•	any other special terms applicable thereto.

Issuance in Series; Rank

The authorized but unissued shares of preferred stock may be issued in one or more series from time to time upon such terms and in such manner, with such variations as to dividend rates, the cumulative dates, the prices at which shares may be redeemed, the liquidation prices, the prices at which, and the terms upon which, shares may be converted into or exchanged for shares of any other class, sinking fund or purchase fund provisions, if any, and any other characteristics or restrictive or other provisions as may be determined by our board of directors. Except for such characteristics, as to which our board of directors has discretion, all series of the preferred stock rank equally and are alike in all respects. Our articles of incorporation provide that the redemption price and the liquidation price of our preferred stock shall not exceed $120 per share and the annual dividend rate shall not exceed $8 per share.

Our preferred stock ranks senior with respect to dividends and assets to our $1 par value preference stock (“preference stock”), if any, and our $5 par value common stock (“common stock”).

Dividend Rights

Holders of preferred stock are entitled to receive in respect of each share held, from the cumulative date applicable thereto, cumulative dividends at the rate applicable thereto, and no more, in preference to our common stock and to our preference stock, if any, payable quarterly on the fifteenth of February, May, August, and November in each year, when and as declared by our board of directors out of any funds legally available for such purpose.

Unless otherwise specified in the accompanying prospectus supplement, dividends and distributions on our common stock may be declared and paid, provided all dividends for past periods and the dividend for the current quarter on our outstanding preferred stock and preference stock have been paid or provided for.

Optional Redemption Provisions

Subject to restrictions, if any, on redemptions set forth in the applicable prospectus supplement, shares of preferred stock will be redeemable, at our option, in whole at any time or in part from time to time, on not less than 30 days’ and not more than 60 days’ notice at the prices indicated in the applicable prospectus supplement. Redemption notices will be published in a daily newspaper printed in the English language and published and of general circulation in Manhattan, New York, and in a similar newspaper published and of general circulation in St. Louis, Missouri. Redemption notices will also be mailed to holders of record at their addresses appearing on our books, but failure to mail redemption notices will not affect the validity of any redemption.

Voting Rights

Each share of preferred stock, common stock and preference stock, if any, is entitled to one vote on each matter voted on at all meetings of shareholders, with the right of cumulative voting in the election of directors and the right to vote as a class on certain questions. Whenever four quarterly dividends on the preferred stock shall be in default, in whole or in part, and during the continuance of such default, the common stock, as a class, will be entitled to elect the same number of directors as was authorized by our articles of incorporation immediately prior to such default, and the preferred stock, as a class, will be entitled to elect two additional directors; and provided further, that whenever four quarterly dividends on the preference stock shall be in default, in whole or in part, and during the continuance of such default, the common stock and the preferred stock, voting together as a single class, will be entitled to elect the same number of directors as was authorized by our articles of incorporation immediately prior to such default, and the preference stock, as a class, will be entitled to elect two additional directors. The articles of incorporation give holders of the preferred stock certain special voting rights with respect to specified corporate actions, including certain amendments to the articles of incorporation, the issuance of preferred stock ranking senior to, or equally with, existing preferred shares, and certain distributions to holders of junior stock. See “—Restrictions on Certain Corporate Actions” below.

In addition, under Missouri law holders of the preferred stock have the right to vote as a class on any amendment to our articles of incorporation that would adversely affect such stock’s preferences or special or relative rights, but if less than all series of a class are adversely affected, then the affected series have the right to vote as a class on such amendment.

Liquidation Rights

In the event of any liquidation, dissolution or winding up (voluntary or involuntary) of Ameren Missouri, holders of preferred stock are entitled to receive an amount equal to the aggregate applicable liquidation price of their shares and any unpaid accrued dividends thereon, before any payment or distribution is made to the holder of our common stock and our preference stock, if any.

Common Stock of Ameren Missouri

Our board of directors may not declare or pay dividends or distributions on our common stock unless all accrued and unpaid dividends on all series of preferred stock have been paid or declared.

Restrictions on Certain Corporate Actions

The articles of incorporation provide that no amendment to the articles of incorporation:

•

which would change the provisions thereof relating to cumulative voting, quorum requirements or preemptive rights, in any manner substantially prejudicial to the holders of any class of stock shall be made without the consent of the holders of at least two-thirds of all of our capital stock;

•	creating or increasing shares of preferred stock shall be made without the consent of a majority of the holders of our common stock; or

•

which would change the express terms of the preferred stock in any manner substantially prejudicial to the holders thereof, shall be made, except as referred to below and except for any change in the number of our board of directors, without the consent of the holders of at least three-fourths of the preferred stock.

We may not, without the consent of the holders of at least two-thirds of the preferred stock:

•

sell any shares of preferred stock or any senior or parity stock, unless net earnings for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding such action are at least two and one-half times the annual dividend requirements on the preferred stock and senior or parity stock to be outstanding immediately after such action;

•	create any class of senior stock;

•	increase the authorized number of shares of preferred stock;

•	reclassify outstanding shares of junior stock into shares of parity or senior stock;

•	make any distribution out of capital or capital surplus (other than dividends payable in junior stock) to holders of junior stock; or

•

issue any shares of preferred stock or parity or senior stock, if the stated capital to be represented by the preferred stock and such other stock outstanding immediately after such issue would exceed the stated capital to be represented by shares of junior stock, increased by the amount of any capital surplus or reduced by the amount of any deficit.

Preemptive Rights

Holders of the preferred stock have no preemptive rights to subscribe for or purchase any securities issued by us.

Miscellaneous

The preferred stock have no conversion rights. There is no restriction on the repurchase or redemption by us of our common stock or preferred stock while there is any arrearage in the payment of dividends or sinking fund installments in respect of our preferred stock, except in circumstances when the repurchase or redemption of our common stock or preferred stock is otherwise prohibited or restricted by statute or common law or, as summarized with respect to distributions in “—Restrictions on Certain Corporate Actions” above, by the articles of incorporation. There is a restriction on the redemption by us of our preference stock, if any, while there is any arrearage in the payment of dividends or sinking fund installments in respect of our preferred stock or preference stock.

We reserve the right to increase, decrease or reclassify our authorized stock of any class or series thereof, and to amend or repeal any provision in the articles of incorporation or any amendment thereto, in the manner prescribed by law, subject to the conditions and limitations prescribed in the articles of incorporation; and all rights conferred on shareholders in the articles of incorporation are subject to this reservation.

Shares of preferred stock, when issued by us upon receipt of the consideration therefor, will be fully paid and non-assessable.

Transfer Agent and Registrar

Ameren Services Company serves as transfer agent and registrar for our preferred stock.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, the securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be DTC. Global debt securities registered in the name of Cede & Co. may be held by the applicable trustee as custodian for DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Global securities may be exchanged in whole for certificated securities only if:

•

the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we thereupon fail to appoint a successor depository within 90 days;

•	we, at our option, notify the applicable trustee or agent in writing that we elect to cause the issuance of certificated securities; or

•	there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In any such case, we have agreed to notify the applicable trustee or agent in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy (the “Omnibus Proxy”) to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments, distributions and dividend payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participants and not of DTC, the trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest, distributions and dividend payments and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus on a continuous or delayed basis:

•	through underwriters or dealers;

•	directly; or

•	through agents.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the respective amounts offered, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

Unless otherwise specified in a prospectus supplement, the securities will not be listed on a national securities exchange.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

LEGAL MATTERS

Gregory L. Nelson, Esq., our Senior Vice President, General Counsel and Secretary, will pass upon the validity of the offered securities for us. As of March 31, 2012, Mr. Nelson owned 10,268 shares of Ameren common stock as well as 159 shares of Ameren common stock through our 401(k) plan. In addition, as of that date, Mr. Nelson owned 44,899 performance share units, 2,394 of which are fully vested. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents. Pillsbury Winthrop Shaw Pittman LLP represents us and our affiliates from time to time in connection with various matters.

EXPERTS

The financial statements of Union Electric Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Union Electric Company for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

    % Senior Secured Notes due 20

Prospectus Supplement

September     , 2012

Joint Book-Running Managers

Barclays	BNP PARIBAS	BofA Merrill Lynch	Mitsubishi UFJ Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Credit Suisse	Fifth Third Securities, Inc.

KeyBanc Capital Markets	Morgan Stanley	PNC Capital Markets LLC

US Bancorp		The Williams Capital Group, L.P.